Exhibit 10.2

TOWN OF ISLIP INDUSTRIAL DEVELOPMENT AGENCY

(TOWN OF ISLIP, NEW YORK)

and

FAE HOLDINGS 411519R, LLC

__________________________________

SECOND AMENDED AND RESTATED

LEASE AND PROJECT AGREEMENT

__________________________________

Dated as of July 1, 2021

Town of Islip Industrial Development Agency

(FAE Holdings 411519R, LLC/CVD Equipment Corporation/

CVD Materials Corporation 2021 Facility)

TABLE OF CONTENTS

i

ii

EXHIBIT A	Legal Description of Real Property
EXHIBIT B	Facility Equipment
EXHIBIT C	PILOT Schedule
EXHIBIT D	Mortgage Requirements
EXHIBIT E	Sales Tax Agent Authorization Letter
EXHIBIT F	Sales Tax Registry
EXHIBIT G	Construction Wage Policy
EXHIBIT H	Exceptions to Representations and Warranties of Company
EXHIBIT I	Form Tenant Agency Compliance Agreement
EXHIBIT J	Completion Certificate
EXHIBIT K	Annual Compliance Certificate
SCHEDULE A	Schedule of Definitions

iii

THIS SECOND AMENDED AND RESTATED LEASE AND PROJECT AGREEMENT, dated as of July 1, 2021 (this "Lease Agreement"), is between the TOWN OF ISLIP INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation of the State of New York, having its office at 40 Nassau Avenue, Islip, New York 11751 (the "Agency"), and between FAE HOLDINGS 411519R, LLC, a limited liability company duly organized and validly existing under the laws of the State of New York, having its principal office at 355 South Technology Drive, Central Islip 11722 (the "Company").

R E C I T A L S

WHEREAS, Title 1 of Article 18-A of the General Municipal Law of the State of New York was duly enacted into law as Chapter 1030 of the Laws of 1969 of the State of New York (the "State"); and

WHEREAS, the aforesaid act authorizes the creation of industrial development agencies for the Public Purposes of the State; and

WHEREAS, the aforesaid act further authorizes the creation of industrial development agencies for the benefit of the several counties, cities, villages and towns in the State and empowers such agencies, among other things, to acquire, construct, reconstruct, renovate, refurbish, equip, lease, sell and dispose of land and any building or other improvement, and all real and personal property, including but not limited to machinery and equipment deemed necessary in connection therewith, whether now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, commercial, recreation or industrial facilities, in order to advance job opportunities, health, general prosperity and the economic welfare of the people of the State and to improve their standard of living; and

WHEREAS, pursuant to and in accordance with the provisions of the aforesaid act, as amended, and Chapter 47 of the Laws of 1974 of the State, as amended (collectively, the "Act"), the Agency was created and is empowered under the act to undertake the Project Work and the leasing of the Facility defined below; and

WHEREAS, the Agency has previously provided the Company and CVD Equipment Corporation, a business corporation organized and existing under the laws of the State of New York ("CVD Equipment"), in the acquisition, construction and equipping of an approximately 128,510 square foot building (the "Original Improvements" and the "Original Equipment"), on approximately 8.0 acres of land located at 355 South Technology Drive, Central Islip, Suffolk County, New York (the "Land"; and together with the Original Improvements and the Original Equipment, the "Original Facility"), which Original Facility is used by CVD Equipment as a manufacturing facility to process surface treatments or films and coatings on various product lines in its business as a manufacturer of equipment and materials for the semiconductor industry; and

WHEREAS, the Agency acquired fee title to the Land and the Original Improvements pursuant to a certain Bargain and Sale Deed, dated December 28, 2000 (the "Deed"), from SJA Industries, LLC (the "Original Company"), to the Agency; and

WHEREAS, the Agency currently leases the Original Facility to the Company pursuant to a certain Lease Agreement, dated as of March 1, 2012, as amended and restated by a certain Amended and Restated Lease and Project Agreement, dated as of November 1, 2017 (collectively, the "Original Lease Agreement"), by and between the Agency and the Company; and

WHEREAS, the Agency and CVD Equipment previously entered into a certain Agency Compliance Agreement, dated as of March 1, 2012, as amended and restated pursuant to a certain Amended and Restated Agency Compliance Agreement, dated as of November 1, 2017 (collectively, the "Original Agency Compliance Agreement"), by and between the Agency and CVD Equipment; and

WHEREAS, the Agency also previously provided assistance to 555 N Research Corporation, a New York business corporation (the "555 Company"), and CVD Materials Corporation, a New York business corporation ("CVD Materials"; and together with CVD Equipment, the "Sublessees"), in: (a) the acquisition of an approximately 11.88 acre parcel of land located at 555 North Research Place, Central Islip, New York 11722 (the "555 Land"), the renovation of an approximately 179,000 square foot building located thereon, together with the acquisition, installation and equipping of improvements, structures and other related facilities attached to the 555 Land (the "555 Improvements"), and the acquisition and installation therein of certain equipment not part of the 555 Equipment (as such term is defined herein) (the "555 Facility Equipment"; and together with the 555 Land and the 555 Improvements, the "555 Company Facility"), which 555 Company Facility is currently leased and subleased by the Agency to the 555 Company, pursuant to a certain Lease and Project Agreement, dated as of November 1, 2017 (the "555 Lease Agreement"), and further subleased by the 555 Company to CVD Materials; and (b) the acquisition and installation of certain equipment and personal property (the "555 Equipment"; and together with the 555 Company Facility, the "555 Facility"), which 555 Equipment is leased by the Agency to CVD Materials pursuant to a certain Equipment Lease Agreement, dated as of November 1, 2017 (the "555 Equipment Lease"), and which 555 Facility is used by CVD Materials for its primary use as a manufacturing facility to process surface treatments or films and coatings on various product lines in its business as a manufacturer of equipment and materials for the semiconductor industry; and

WHEREAS, due to adverse circumstances related to the COVID-19 pandemic, the Agency, the 555 Company and CVD Materials intend to terminate the 555 Lease Agreement and the 555 Equipment Lease Agreement, the Agency will reconvey the 555 Company Facility to the 555 Company and the 555 Equipment to CVD Materials, and CVD Materials will consolidate its operations in the Original Facility (the "Consolidation"); and

WHEREAS, as part of the Consolidation, the Company and the Sublessees have now requested the Agency's assistance in (a) the renovation of an approximately 30,000 square foot portion of the Original Facility (the "2021 Improvements"; and together with the Original Improvements, the "Improvements"), and the acquisition and installation of certain equipment and personal property not part of the Equipment (as defined herein) (the "Facility Equipment"; and together with the Land and 2021 Improvements, the "Company Facility"), which 2021 Company Facility will be leased by the Agency to the Company and subleased by the Company to the Sublessees, and (b) the acquisition and installation of certain equipment and personal property (the "Equipment", and together with the Company Facility and the Original Facility, the "Facility"), which Equipment is to be leased by the Agency to the Sublesses and which Facility is to be used by the Sublessees as a manufacturing facility to process surface treatments or films and coatings on various product lines in its business as a manufacturer of equipment and materials for the semiconductor industry (the "Project"); and

WHEREAS, the Company has agreed with the Agency, on behalf of the Agency and as the Agency's agent, to complete the Project Work; and

WHEREAS, the Company has agreed to lease the Land and the Improvements to the Agency pursuant to the terms of a certain Company Lease Agreement, dated as of July 1, 2021 (the "Company Lease"), by and between the Company and the Agency; and

WHEREAS, the Company has agreed to transfer title to the Facility Equipment to the Agency pursuant to a certain Bill of Sale, dated the Closing Date (the "Bill of Sale"); and

WHEREAS, the Agency has agreed to sublease and lease the Company Facility to the Company, and the Company desires to rent the Company Facility from the Agency, upon the terms and conditions set forth in this Lease Agreement; and

WHEREAS, the Company has agreed to sub-sublease the Company Facility pursuant to the terms of a certain Amended and Restated Sub-Lease Agreement, dated July 26, 2021 (the "Sublease Agreement"), by and between the Company, as sublessor, and the Sublessees, as sublessees; and

WHEREAS, the Sublessees have agreed to transfer title to the Equipment to the Agency pursuant to a certain Equipment Bill of Sale, dated the Closing Date (the "Equipment Bill of Sale"); and

WHEREAS, the Agency has agreed to lease the Equipment to the Sublessees pursuant to the terms of a certain Equipment Lease Agreement, dated as of July 1, 2021 (the "Equipment Lease Agreement"), by and between the Agency and the Sublessees.

AGREEMENT

For and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto do hereby mutually agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used in this Lease Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Schedule of Definitions attached hereto as Schedule A.

ARTICLE II

REPRESENTATIONS AND COVENANTS

Section 2.1         Representations and Covenants of Agency. The Agency makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a)         The Agency is duly established and validly existing under the provisions of the Act and has full legal right, power and authority to execute, deliver and perform each of the Agency Documents and the other documents contemplated thereby. Each of the Agency Documents and the other documents contemplated thereby has been duly authorized, executed and delivered by the Agency.

(b)         The Agency will acquire a leasehold interest in the Land and Improvements, cause the Improvements to be renovated and the Facility Equipment to be acquired and installed and will lease and sublease the Company Facility to the Company pursuant to this Lease Agreement, all for the Public Purposes of the State.

(c)         By resolution dated April 21, 2021, the Agency determined that, based upon the review by the Agency of the materials submitted and the representations made by the Company and the Sublessees relating to the Facility, the construction, renovation, and equipping of the Facility is a Type II action within the meaning of the SEQR Act.

(d)         Neither the execution and delivery of any of the Agency Documents and the other documents contemplated thereby or the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of any of the Agency Documents and the other documents contemplated thereby will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the Act, any other law or ordinance of the State or any political subdivision thereof, the Agency's Certificate of Establishment or By-Laws, as amended, or any corporate restriction or any agreement or instrument to which the Agency is a party or by which it is bound, or result in the creation or imposition of any Lien of any nature upon any of the Property of the Agency under the terms of the Act or any such law, ordinance, Certificate of Establishment, By-Laws, restriction, agreement or instrument, except for Permitted Encumbrances.

(e)         Each of the Agency Documents and the other documents contemplated thereby constitutes a legal, valid and binding obligation of the Agency enforceable against the Agency in accordance with its terms.

(f)         The Agency has been induced to enter into this Lease Agreement by the undertaking of the Company and the Sublessees to utilize the Facility in the Town of Islip, New York in furtherance of the Public Purposes of the Agency.

(g)         The Agency will execute, acknowledge (if appropriate) and deliver from time to time such instruments and documents which are necessary or desirable to carry out the intent and purposes of this Lease Agreement.

Section 2.2 Representations and Covenants of Company. The Company makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a)         The Company is a limited liability company, organized and existing under the laws of the State of New York, is in good standing under the laws of the State of New York, and has full legal right, power and authority to execute, deliver and perform each of the Company Documents and the other documents contemplated thereby. Each of the Company Documents and the other documents contemplated thereby has been duly authorized, executed and delivered by the Company.

(b)         Neither the execution and delivery of any of the Company Documents and the other documents contemplated thereby or the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of any of the Company Documents and the other documents contemplated thereby will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or ordinance of the State or any political subdivision thereof, the Company's Organizational Documents, as amended, or any restriction or any agreement or instrument to which the Company is a party or by which it is bound, or result in the creation or imposition of any Lien of any nature upon any of the Property of the Company under the terms of any such law, ordinance, Organizational Documents, as amended, restriction, agreement or instrument, except " for Permitted Encumbrances.

(c)         The Company Facility, the Project Work and the design, and operation of the Company Facility will conform with all applicable zoning, planning, building and Environmental Laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Company Facility. Under penalty of perjury, the Company certifies that it is in substantial compliance with all local, state, and federal tax, worker protection and environmental laws, rules and regulations.

(d)         Each of the Company Documents and the other documents contemplated thereby constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(e)         The Company Facility is and will continue to be a "project" as such quoted term is defined in the Act. The Company will not take any action, or fail to take any action, which action or failure to act would cause the Company Facility not to constitute a "project" as such quoted term is defined in the Act.

(f)         The transactions contemplated by this Lease Agreement shall not result in the removal of any facility or plant of any Facility occupant(s) from one area of the State to another area of the State or in the abandonment of one or more facilities or plants of the Facility occupant(s) located within the State.

(g)         The Company agrees to take any actions reasonably deemed necessary by the Agency, or its Chairman, Vice Chairman, Executive Director, or any member or officer of the Agency, counsel to the Agency or Transaction Counsel, in order to ensure compliance with Sections 2.2(e) and (f) and 9.3 of this Lease Agreement provided that the Company receives duly acknowledged written confirmation from the Agency setting forth the reason(s) for said action(s). Without limiting the generality of the foregoing, the Company will provide the Agency with any and all information and materials describing proposed Facility occupants as necessary.

(h)         The Company will cause future tenants of the Facility (other than the Sublessee), if any, to execute and deliver to the Agency a Tenant Agency Compliance Agreement, substantially in the form attached hereto as Exhibit I, prior to the occupancy of the Facility, or a portion thereof, by such tenant, in accordance with the provisions of Section 9.3 hereof

(i)         The Company hereby represents to the Agency that facilities and property that are primarily used in making retail sales of goods and services to customers who personally visit the Facility will not constitute more than one-third (1/3) of the total costs of the Facility, except in accordance with New York General Municipal Law (the "GML") Section 862.

(j)         There is no action or proceeding pending or, to the best of the Company's knowledge, after diligent inquiry, threatened, by or against the Company by or before any court or administrative agency that would adversely affect the ability of the Company to perform its obligations under this Lease Agreement or any other Company Document.

(k)         The Company has obtained all authorizations, consents and approvals of governmental bodies or agencies required to be obtained by it as of the Closing Date in connection with the execution and delivery of this Lease Agreement and each other Company Document or in connection with the performance of its obligations hereunder and under each Company Document.

(1)         The Project Application Information was true, correct and complete as of the date submitted to the Agency, and no event has occurred or failed to occur since such date of submission which could cause any of the Project Application Information to include any untrue statement of a material fact or omit to state any material fact required to be stated therein to make such statements not misleading.

ARTICLE III

CONVEYANCE OF FACILITY SITE; PROJECT WORK AND COMPLETION

Section 3.1 Agreement to Convey to Agency. The Company has conveyed or has caused to be conveyed to the Agency (i) a leasehold interest in the Land, including any buildings, structures or other improvements thereon, and (ii) lien-free title to the Facility Equipment, and will convey or cause to be conveyed to the Agency lien-free title to or a leasehold interest in the Facility Equipment and Improvements acquired after the date hereof, in each case except for Permitted Encumbrances.

Section 3.2 Title Report and Survey. The Company has obtained and delivered to the Agency: (i) a title report (in form and substance acceptable to the Agency) reflecting all matters of record with respect to the Land and existing Improvements, including municipal searches and (ii) a current or updated survey of each of the Land and the existing Improvements certified to the Agency.

Section 3.3         Public Authorities Law Representations. The parties hereto hereby acknowledge and agree that the Company Facility and the interest therein to be conveyed by this Lease Agreement are not "Property" as defined in Article 9, Title 5-A of the Public Authorities Law of the State because the Company Facility and the leasehold interests therein are securing the financial obligations of the Company. The Company Facility and the leasehold interests therein secure the obligations of the Company to the Agency under this Lease Agreement, including the Company's obligation to acquire and maintain the Company Facility and complete the Project Work on behalf of the Agency and the Company's obligation to indemnify and hold harmless the Agency.

Section 3.4         Project Work.

(a)         The Company agrees that, on behalf of the Agency, it will complete the Project Work in accordance with the Plans and Specifications.

(b)         The Company may revise the Plans and Specifications from time to time without the consent or approval of the Agency; provided that the Facility shall retain its overall configuration and intended purposes and shall remain a "project" as defined in the Act.

(c)         Except as set forth in Section 6.2 hereof, fee or leasehold title, as applicable, to all materials, equipment, machinery and other items of Property incorporated or installed in or placed in, upon, or under the Company Facility shall vest in the Agency immediately upon the Company's obtaining an interest in or to the materials, equipment, machinery and other items of Property. The Company shall execute, deliver and record or file all instruments necessary or appropriate so to vest such title in the Agency and shall take all action necessary or appropriate to protect such title against claims of any third Persons.

(d)         The Agency shall enter into, and accept the assignment of, such contracts as the Company may request in order to effectuate the purposes of this Section 3.4.

(e)         The Company, as agent for the Agency, shall comply in all material respects with all provisions of the Labor Law of the State applicable to the completion of the Project Work and shall include in all construction contracts all provisions which may be required to be inserted therein by such provisions. The Company agrees to comply with the Agency's "Construction Wage Policy," a copy of which is attached hereto as Exhibit G and made a part hereof. Except as provided in the preceding sentence, the provisions of this subsection do not create any obligations or duties not created by applicable law outside of the terms of this Lease Agreement.

Section 3.5         Identification of Facility Equipment. All Facility Equipment which is or may become the Property of the Agency pursuant to the provisions of this Lease Agreement shall be properly identified by the Company by such appropriate records, including computerized records, as may be approved by the Agency. All Property of whatever nature affixed or attached to the Land or used or to be used by the Company in connection with the Land or the Improvements shall be deemed presumptively to be owned by the Agency, rather than the Company, unless the same were installed by the Company and title thereto was retained by the Company as provided in Section 6.2 of this Lease Agreement and such Property was properly identified by such appropriate records as were approved by the Agency.

Section 3.6         Certificates of Completion. To establish the Completion Date, the Company shall deliver to the Agency: (i) a certificate signed by an Authorized Representative of the Company in the form set forth in Exhibit J attached hereto, together with all attachments required thereunder stating: (a) that the Project Work has been completed in accordance with the Plans and Specifications therefor, and (b) that payment for all labor, services, materials and supplies used in such Project Work has been made or provided for; (ii) the Final Project Cost Budget, which budget will include a comparison with the project cost budget information listed in the Project Application Information and shall include all costs paid or incurred by the Company and Sublessees in connection with the Company Facility and the Equipment; and (iii) such other certificates and information as may be reasonably satisfactory to the Agency. The Company shall not be entitled to any refund or credit of the Agency's fee in the Final Project Cost Budget is lower than provided in the Project Application Information. The Company agrees that the Completion Date shall be no later than December 31, 2021.

Section 3.7         Remedies to Be Pursued Against Contractors, Subcontractors, Materialmen and Their Sureties. In the event of a default by any contractor, subcontractor, materialman or other Person under any contract made by it in connection with the Company Facility or in the event of a breach of warranty or other liability with respect to any materials, workmanship or performance guaranty, the Company at its expense, either separately or in conjunction with others, may pursue any and all remedies available to it and the Agency, as appropriate, against the contractor, subcontractor, materialman or other Person so in default and against any surety for the performance of such contract. The Company, in its own name or in the name of the Agency, may prosecute or defend any action or proceeding or take any other action involving any such contractor, subcontractor, materialman, surety or other Person which the Company deems reasonably necessary, and in such event the Agency, at the Company's sole cost and expense, hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Agency in any such action or proceeding. The Net Proceeds of any recovery from a contractor or subcontractor or materialman or other person shall be paid to the Company.

ARTICLE IV

LEASE OF COMPANY FACILITY; RENTAL PROVISIONS

Section 4.1         Lease of Company Facility. The Agency hereby subleases and leases the Company Facility, consisting of the Land as more particularly described in Exhibit A attached hereto and the Improvements and the Facility Equipment as more particularly described in Exhibit B attached hereto, to the Company and the Company hereby takes the Company Facility from the Agency upon the terms and conditions of this Lease Agreement.

Section 4.2         Duration of Lease Term; Quiet Enjoyment.

(a)         The Agency shall deliver to the Company sole and exclusive possession of the Company Facility (subject to Sections 8.1 and 10.2 hereof), and the leasehold and subleasehold estate created hereby shall commence, and the Company shall accept possession of the Company Facility on the Closing Date.

(b)         Except as provided in Sections 10.2 and 11.1 hereof, the estate created hereby shall terminate at 11:58 p.m. on November 30, 2035 (the "Lease Term").

(c)         Except as provided in Sections 8.1 and 10.2 hereof, the Agency shall neither take nor suffer or permit any action to prevent the Company during the Lease Term from having quiet and peaceable possession and enjoyment of the Company Facility and will, at the request of the Company and at the Company's sole cost and expense, cooperate with the Company in order that the Company may have quiet and peaceable possession and enjoyment of the Company Facility as hereinabove provided.

Section 4.3 Rents and Other Amounts Payable.

(a)         The Company shall pay basic rent for the Company Facility as follows: One Dollar ($1.00) per year commencing on the Closing Date and on each and every January 1 thereafter during the term of this Lease Agreement. In addition, the Company shall pay to the Agency an annual compliance fee of $1,000 on or before January 1 of each year commencing January 1, 2022 and continuing through the Lease Term.

(b)         In addition to the payments of basic rent pursuant to Section 4.3(a) hereof, throughout the Lease Term, the Company shall pay to the Agency as additional rent, within ten (10) days of receipt of demand therefor, an amount equal to the sum of the expenses of the Agency and the members thereof incurred (i) by reason of the Agency's ownership, leasing, subleasing, or financing of the Company Facility, or (ii) in connection with the carrying out of the Agency's duties and obligations under the Agency Documents, the payment of which is not otherwise provided for under this Lease Agreement. The foregoing shall be in addition to any annual or continuing administrative or management fee imposed by the Agency now or hereafter.

(c)         The Company, under the provisions of this Section 4.3, agrees to make the above-mentioned payments in immediately available funds and without any further notice in lawful money of the United States of America. In the event the Company shall fail to timely make any payment required in Section 4.3(a) or 4.3(b), the Company shall pay the same together with interest on such payment at a rate equal to two percent (2%) plus the Prime Rate, but in no event at a rate higher than the maximum lawful prevailing rate, from the date on which such payment was due until the date on which such payment is made.

Section 4.4         Obligations of Company Hereunder Unconditional. The obligations of the Company to make the payments required in Section 4.3 hereof, and to perform and observe any and all of the other covenants and agreements on its part contained herein, shall be general obligations of the Company, and shall be absolute and unconditional irrespective of any defense or any rights of setoff, recoupment or counterclaim it may otherwise have against the Agency. The Company agrees it will not (i) suspend, discontinue or abate any payment required hereunder, or (ii) fail to observe any of its other covenants or agreements in this Lease Agreement.

Section 4.5 No Warranty of Condition or Suitability by Agency. THE AGENCY HAS MADE AND MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, FITNESS, DESIGN, OPERATION OR WORKMANSHIP OF ANY PART OF THE COMPANY FACILITY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS IN THE COMPANY FACILITY, OR THE SUITABILITY OF THE COMPANY FACILITY FOR THE PURPOSES OR NEEDS OF THE COMPANY OR THE EXTENT TO WHICH FUNDS AVAILABLE TO THE COMPANY WILL BE SUFFICIENT TO PAY THE COST OF COMPLETION OF THE PROJECT WORK. THE COMPANY ACKNOWLEDGES THAT THE AGENCY IS NOT THE MANUFACTURER OF THE FACILITY EQUIPMENT NOR THE MANUFACTURER'S AGENT NOR A DEALER THEREIN. THE COMPANY, ON BEHALF OF ITSELF, IS SATISFIED THAT THE COMPANY FACILITY IS SUITABLE AND FIT FOR PURPOSES OF THE COMPANY. THE AGENCY SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER TO THE COMPANY OR ANY OTHER PERSON FOR ANY LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED, DIRECTLY OR INDIRECTLY, BY THE PROPERTY OF THE COMPANY FACILITY OR THE USE OR MAINTENANCE THEREOF OR THE FAILURE OF OPERATION THEREOF, OR THE REPAIR, SERVICE OR ADJUSTMENT THEREOF, OR BY ANY DELAY OR FAILURE TO PROVIDE ANY SUCH MAINTENANCE, REPAIRS, SERVICE OR ADJUSTMENT, OR BY ANY INTERRUPTION OF SERVICE OR LOSS OF USE THEREOF OR FOR ANY LOSS OF BUSINESS HOWSOEVER CAUSED.

ARTICLE V

PILOT PAYMENTS; SALES TAX EXEMPTION; MORTGAGE RECORDING TAX

EXEMPTION AND RECAPTURE OF BENEFITS

Section 5.1         PILOT Payments.

(a)         As long as this Lease Agreement is in effect, the Company agrees to make payments in lieu of all real estate taxes and assessments (the "PILOT Payments") (in addition to paying all special ad valorem levies, special assessments or Special District Taxes and service charges against real property located in the Town of Islip, Central Islip School District, Suffolk County (including any existing incorporated village or any village which may be incorporated after the date hereof, within which the Facility is or may be wholly or partially located) (the "Taxing Authorities") which are or may be imposed for special improvements or special district improvements) which would be levied upon or with respect to the Facility if the Facility were owned by the Company exclusive of the Agency's leasehold interest (the "Taxes on the Facility"). The method of calculation for such PILOT Payments are set forth in Exhibit C attached hereto. PILOT Payments shall be allocated among the Taxing Authorities in proportion to the amount of real property tax and other taxes which would have been received by each Taxing Authority if the Facility was owned by the Company exclusive of the Agency's leasehold interest.

(b)         After the effective date of this Lease Agreement and until the provisions of paragraph 5.1(c) become effective, the Company shall pay, as payments in lieu of taxes and assessments, one hundred percent (100%) of the taxes and assessments that would be levied upon the Facility by the respective Taxing Authorities if the Facility were owned by the Company exclusive of the Agency's leasehold interest.

(c)         Commencing with the 2021/2022 Tax Year, the Company shall pay, as PILOT Payments, the amounts set forth on Exhibit C attached hereto and made a part hereof.

(d)         The Company shall pay, or cause to be paid, the amounts set forth in subsections (a), (b) and (c) above, as applicable, after receipt of tax bills from the Agency or the Taxing Authorities, as the case may be. Failure to receive a tax bill shall not relieve the Company of its obligation to make all payments provided for hereunder. If, for any reason, the Company does not receive an appropriate tax bill, the Company shall have the responsibility and obligation to make all reasonable inquiries to the Taxing Authorities and to have such a bill issued, and thereafter to make payment of the same no later than the due dates provided therein. PILOT Payments shall be made directly to the Agency. PILOT Payments made after the due date(s) as set forth in the applicable tax bills shall accrue interest (and penalties) at the rates applicable to late payments of taxes for the respective Taxing Authorities and as further provided in the GML, including Section 874(5) thereof, which currently provides for an initial penalty of five percent (5%) of the amount due and an additional penalty of one percent (1%) per month on payments more than one (1) month delinquent. Anything contained in this paragraph (d) to the contrary notwithstanding, the Company shall have the obligation to make all annual payments required by this paragraph (other than payments of penalties, if any) in two equal semi-annual installments on or prior to January 10 and May 31 of each year of the Lease Term or on such other due dates as may be established from time to time during the Lease Term.

(e)         During the Lease Term, the Company shall continue to pay all special ad valorem levies, special assessments, and service charges levied against the Facility for special improvements or special district improvements.

(f)         In the event that any structural addition shall be made to the building or buildings included in the Facility subsequent to the Completion Date, or any additional building or improvement shall be constructed on the Land (such structural additions, buildings and improvements being referred to hereinafter as "Additional Facilities"), the Company agrees to make additional payments in lieu of taxes to the Taxing Authorities in amounts equal to the product of the then current ad valorem tax rates which would be levied upon or with respect to the Additional Facilities by the Taxing Authorities if the Additional Facilities were owned by the Company exclusive of the Agency's leasehold interest times the assessment or assessments established for that tax year by the respective Taxing Authorities having appropriate assessing jurisdiction. All other provisions of this Section 5.1 shall apply to this obligation for additional payments.

(g)         In the event that the Agency's leasehold interest in the Facility or any part thereof terminates at such time in reference to any taxable status date as to make it impossible to place such Facility or part thereof on the tax rolls of the Taxing Authorities, or appropriate special districts, as the case may be, by such taxable status date, the Company hereby agrees to pay, at the first time taxes or assessments are due following the taxable status date on which such Facility or part thereof is placed on the tax rolls, an amount equal to the taxes or assessments which would have been levied on such Facility or part thereof had it been on the tax rolls from the time of the termination of the Agency's leasehold interest until the date of the tax rolls following the taxable status date as of which such Facility or part thereof is placed on the tax rolls. There shall be deducted from such amount any amounts previously paid pursuant to this Section 5.1 by the Agency or the Company to the respective Taxing Authorities relating to any period of time after the date of termination of the Agency's interest. The provisions of this subsection (g) shall survive the termination or expiration of the Lease Agreement. Any rights the Company may have against its respective designees are separate and apart from the terms of this subsection (g), and this subsection (g) shall survive any transfer from the Agency to the Company.

(h)         In the event the Facility or any part thereof is declared to be subject to taxation for taxes or assessments by an amendment to the Act or other legislative change or by a final judgment of a court of competent jurisdiction, the obligations of the Company under this Section 5.1 shall, to such extent, be null and void.

(i)         In the event the Company shall enter into a subsequent payment-in-lieu-of-tax agreement or agreements with respect to the Taxes on the Facility directly with any or all Taxing Authorities in the jurisdiction of which the Facility is located, the obligations of the Company under this Section 5.1, which are inconsistent with such future agreement or agreements, shall be superseded and shall, to such extent, be null and void.

(j)         As long as this Lease Agreement is in effect, the Agency and the Company agree that (i) the Company shall be deemed to be the owner of the Facility and of the Additional Facilities for purposes of instituting, and shall have the right to institute, administrative or judicial review of an assessment of the real estate with respect to the Facility and of the Additional Facilities pursuant to the provisions of Article 7 of the Real Property Tax Law or any other applicable law, as the same may be amended from time to time, and (ii) the Agency, at the request of the Company, shall request the Assessor of the Town of Islip, or any other assessor having jurisdiction to assess the Facility, to take into consideration the value of surrounding properties of like character when assessing the Facility. Notwithstanding the foregoing, in the event that the assessment of the real estate with respect to the Facility and the Additional Facilities is reduced as a result of any such administrative or judicial review so that such complaining party would be entitled to receive a refund or refunds of taxes paid to the respective Taxing Authorities, if such complaining party were the owner of the Facility and the Additional Facilities exclusive of the Agency's leasehold interest therein, such complaining party shall not be entitled to receive a refund or refunds of the PILOT Payments paid pursuant to this Lease Agreement and the PILOT Payments set forth on Exhibit C hereto shall not be reduced. In that event, such complaining party shall be entitled to receive a credit against future PILOT Payments to be paid pursuant to this Lease Agreement, as and when collected by the Agency or the respective Taxing Authorities (as the case may be), in an amount equal to any refund that such complaining party would be entitled to receive if such complaining party were the owner of the Facility and the Additional Facilities exclusive of the Agency's leasehold interest therein; provided, however, that the Agency shall have no obligation to provide a credit against PILOT Payments which it has remitted to any of the respective Taxing Authorities before the date the Agency receives written notice from the complaining party that it seeks a credit. In no event shall the Agency be required to remit to the Company or any Taxing Authority any moneys otherwise due as a result of a reduction in the assessment of the Facility (or any part thereof) due to a certiorari review. If the Company receives a reduction in assessment in the last year of the Lease Agreement after it has made its final payments in lieu of taxes, the Company acknowledges that it shall look solely to the Taxing Authorities for repayment or for a credit against the first payment(s) of Taxes on the Facility which will be due after the Facility is returned to the tax rolls. The Company hereby agrees that it will notify the Agency if the Company shall have requested a reassessment of the Facility or a reduction in the taxes on the Facility or shall have instituted any tax certiorari proceedings with respect to the Facility. The Company shall deliver to the Agency copies of all notices, correspondence, claims, actions and/or proceedings brought by or against the Company in connection with any reassessment of the Facility, reduction of taxes with respect to the Facility or tax certiorari proceedings with respect to the Facility.

(k)         The Company, in recognition of the benefits provided under the terms hereof, including, but not limited to, the PILOT Payments set forth in Exhibit C hereto, and for as long as the Lease Agreement is in effect, expressly waives any rights it may have for any exemption under Section 485-b of the Real Property Tax Law or any other exemption under any other law or regulation (except, however, for the exemption provided by Title 1 of Article 18-A of the GML) with respect to the Facility. The Company, however, reserves any such rights with respect to the Additional Facilities as referred to in subsection (f) hereof and with respect to the assessment and/or exemption of the Additional Facilities.

Section 5.2         Sales Tax Exemption.

(a)         The Agency hereby appoints the Company its true and lawful agent, and the Company hereby accepts such agency (i) to complete the Project Work in accordance with the Plans and Specifications, (ii) to make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions with any other Persons, and in general to do all things which may be requisite or proper, all for the Project Work with the same powers and with the same validity as the Agency could do if acting on its own behalf, (iii) to pay all fees, costs and expenses incurred in connection with the Project Work, (iv) to ask, demand, sue for, levy, recover and receive all such sums of money, debts, dues and other demands whatsoever which may be due, owing and payable to the Agency under the terms of any contract, order, receipt or writing in connection with the Project Work, and (v) to enforce the provisions of any contract, agreement, obligation, bond or other performance security. This agency appointment expressly excludes the Company from purchasing any motor vehicle, including any cars, trucks, vans or buses which are licensed by the Department of Motor Vehicles for use on public highways or streets.

(b)         Agency's Exempt Status. The Agency constitutes a corporate governmental agency and a public benefit corporation under the laws of the State of New York, and therefore, in the exercise of its governmental functions, is exempt from the imposition of Sales and Use Taxes. As an exempt governmental entity, no exempt organization identification number has been issued to the Agency nor is one required. Notwithstanding the foregoing, the Agency makes no representation to the Company, any Agent or any third party that any Sales Tax Exemption is available under this Lease Agreement.

(c)         Scope of Authorization of Sales Tax Exemption. The Agency hereby authorizes the Company, subject to the terms and conditions of this Lease Agreement, to act as its agent in connection with the Company Facility for the purpose of effecting purchases and leases of Eligible Items so that such purchases and leases are exempt from the imposition of Sales and Use Taxes. The Agency's authorization with respect to such Sales Tax Exemption provided to the Company and its Agents pursuant to this. Lease Agreement and any Sales Tax Agent Authorization Letters issued hereunder shall be subject to the following limitations:

(i)         The Sales Tax Exemption shall be effective only for a term commencing on the Closing Date and expiring upon the earliest of (A) the termination of this Lease Agreement, (B) the Completion Date, (C) failure of the Company to file Form ST-340, as described in Section 5.2(g) below, (D) the termination of the Sales Tax Exemption authorization pursuant to Section 10.2 or (E) the date upon which the Company received the Maximum Company Sales Tax Savings Amount.

(ii)         The Sales Tax Exemption authorization set forth herein shall automatically be suspended upon written notice to the Company that the Company is in default under this Lease Agreement until such default is cured to the satisfaction of the Agency.

(iii)         The Sales Tax Exemption authorization shall be subject to all of the terms, conditions and provisions of this Lease Agreement.

(iv)         The Sales Tax Exemption shall only be utilized for Eligible Items which shall be purchased, incorporated, completed or installed for use only by the Company or the Sublessees at the Facility (and not with any intention to sell, transfer or otherwise dispose of any such Eligible Item to a Person as shall not constitute the Company or the Sublessee), it being the intention of the Agency and the Company that the Sales Tax Exemption shall not be made available with respect to any Eligible Item unless such item is used solely by the Company or the Sublessees at the Facility.

(v)         The Sales Tax Exemption shall not be used for any Ineligible Item.

(vi)         The Sales Tax Exemption shall not be used to benefit any person or entity, including any tenant or subtenant located at the Facility, other than the Company and the Sublessees, without the prior written consent of the Agency.

(vii)         By execution by the Company of this Lease Agreement, the Company agrees to accept the terms hereof and represents and warrants to the Agency that the use of the Sales Tax Exemption by the Company or by any Agent is strictly for the purposes stated herein.

(viii)         Upon the Termination Date, the Company and each Agent shall cease being agents of the Agency, and the Company shall immediately notify each Agent in writing of such termination and that the Sales Tax Agent Authorization Letter issued to any such Agent is likewise terminated.

(ix)         The Company agrees that the aggregate amount of Company Sales Tax Savings realized by the Company and by all Agents of the Company, if any, in connection with the Company Facility shall not exceed in the aggregate the Maximum Company Sales Tax Savings Amount.

(d)        Procedures for Appointing Agents. If the Company desires to seek the appointment of the Sublessees, or a contractor, a subcontractor or other party to act as the Agency's agent (an "Agent") for the purpose of effecting purchases which are eligible for the Sales Tax Exemption pursuant to authority of this Lease Agreement, it must complete the following steps:

(i)         For each Agent, the Company must complete and submit Form ST-60 to the Agency. The foregoing is required pursuant to the GML Section 874(9) and Form ST-60 and the regulations relating thereto which require that within thirty (30) days of the date that the Agency appoints a project operator or other person or entity to act as agent of the Agency for purposes of extending a sales or use tax exemption to such person or entity, the Agency must file a completed Form ST-60 with respect to such person or entity.

(ii)         Following receipt by the Agency of the completed Form ST-60, such Agent must be appointed as Agent by the Agency, by execution by the Agency and the Agent of a Sales Tax Agent Authorization Letter in the form attached hereto as Exhibit E. The determination whether to approve the appointment of an Agent shall be made by the Agency, in its sole discretion. If executed, a completed copy of the Sales Tax Agent Authorization Letter shall be sent to the Company. The Company must also provide a copy of an executed Sales Tax Agent Authorization Letter together with a copy of this Lease Agreement to the Agent within five (5) Business Days after receipt thereof by the Company.

(iii)         The Company shall ensure that each Agent shall observe and comply with the terms and conditions of its Sales Tax Agent Authorization Letter and this Lease Agreement.

(e)         Form ST-60 Not an Exemption Certificate. The Company acknowledges that the executed Form ST-60 designating the Company or any Agent as an agent of the Agency shall not serve as a sales or use tax exemption certificate or document. Neither the Company nor any other Agent may tender a copy of the executed Form ST-60 to any person required to collect sales tax as a basis to make such purchases exempt from tax. No such person required to collect sales or use taxes may accept the executed Form ST-60 in lieu of collecting any tax required to be collected. THE CIVIL AND CRIMINAL PENALTIES FOR MISUSE OF A COPY OF FORM ST-60 AS AN EXEMPTION CERTIFICATE OR DOCUMENT OR FOR FAILURE TO PAY OR COLLECT TAX SHALL BE AS PROVIDED IN THE TAX LAW. IN ADDITION, THE USE BY AN AGENT, THE COMPANY, OR OTHER PERSON OR ENTITY OF SUCH FORM ST-60 AS AN EXEMPTION CERTIFICATE OR DOCUMENT SHALL BE DEEMED TO BE, UNDER ARTICLES TWENTY-EIGHT AND THIRTY-SEVEN OF THE TAX LAW, THE ISSUANCE OF A FALSE OR FRAUDULENT EXEMPTION CERTIFICATE OR DOCUMENT WITH THE INTENT TO EVADE TAX.

(a)         Form ST-123 Requirement. As an agent of the Agency, the Company agrees that it will, and will cause each Agent to, present to each seller or vendor a completed and signed Form ST-123 for each contract, agreement, invoice, bill or purchase order entered into by the Company or by any Agent, as agent for the Agency, for the Project Work. Form ST-123 requires that each seller or vendor accepting Form ST-123 identify the Company Facility on each bill or invoice for purchases and indicate on the bill or invoice that the Agency or Agent or Company, as project operator of the Agency, was the purchaser. For the purposes of indicating who the purchaser is, each bill or invoice should state, "I, [Company/Agent], certify that I am duly appointed agent of the Town of Islip Industrial Development Agency and that I am purchasing the tangible personal property or services for use in the FAE Holdings 411519R, LLC/CVD Equipment Corporation/CVD Materials Corporation 2021 Facility located at 355 South Technology Drive, Suffolk County, New York, IDA Project Number [__]." The Company shall retain copies of all such contracts, agreements, invoices, bills and purchase orders for a period of not less than six (6) years from the date thereof. For each Agent the Form ST-123 shall be completed as follows: (i) the "Project information" section of Form ST-123 should be completed using the name and address of the Company Facility as indicated on the Form ST-60 used to appoint the Agent; (ii) the date that the Agent was appointed as an agent should be completed using the date of the Agent's Sales Tax Agent Authorization Letter; and (iii) the "Exempt purchases" section of Form ST-123 should be completed by marking "X" in box "A" only.

(b)         Form ST-340 Filing Requirement. The Company shall annually (currently, by each February 1st with respect to the prior calendar year) file a Form ST-340 with NYSDTF, and with a copy to the Agency, in a manner consistent with such regulations as is or may be prescribed by the Commissioner of NYSDTF (the "Commissioner"), of the value of all Company Sales Tax Savings claimed by the Company and each Agent in connection with the Company Facility. Should the Company fail to comply with the foregoing requirement, the Company and each Agent shall immediately cease to be agents of the Agency in connection with the Company Facility without any further action of the Agency and the Company shall immediately and without demand notify each Agent appointed by the Agency in connection with the Company Facility of such termination.

(c)         Sales Tax Registry Filing Requirement. No later than August 1st of each year, the Company shall file with the Agency a completed Sales Tax Registry, in the form attached hereto as Exhibit F, which accounts for all Company Sales Tax Savings realized by the Company and each Agent during the prior annual period ending on the preceding June 30th (or such shorter period beginning on the Closing Date and ending on the preceding June 30th), unless the Termination Date occurred prior to such June 30th. Within ten (10) days after the Termination Date, the Company shall file with the Agency a completed Sales Tax Registry which accounts for all Company Sales Tax Savings realized by the Company and each Agent during the period from the preceding July 1st to the Termination Date.

(d)         Special Provisions Relating to State Sales Tax Savings.

(i)         The Company covenants and agrees to comply, and to cause each of its contractors, subcontractors, Agents, persons or entities to comply, with the requirements of GML Sections 875(1) and (3) (the "Special Provisions"), as such provisions may be amended from time to time. In the event of a conflict between the other provisions of this Lease Agreement and the Special Provisions, the Special Provisions shall control.

(ii)         The Company acknowledges and agrees that pursuant to GML Section 875(3), the Agency shall have the right to recover, recapture, receive, or otherwise obtain from the Company, State Sales Tax Savings taken or purported to be taken by the Company, any Agent or any other person or entity acting on behalf of the Company to which the Company is not entitled or which are in excess of the Maximum Company Sales Tax Savings Amount or which are for property or services not authorized or taken in cases where the Company, any Agent or any other person or entity acting on behalf of the Company failed to comply with a material term or condition to use property or services in the manner required by this Lease Agreement. The Company shall, and shall require each Agent and any other person or entity acting on behalf of the Company, to cooperate with the Agency in its efforts to recover, recapture, receive, or otherwise obtain such State Sales Tax Savings and shall promptly pay over any such amounts to the Agency that it requests. The failure to pay over such amounts to the Agency shall be grounds for the Commissioner to assess and determine State Sales and Use Taxes due from the Company under Article 28 of the New York State Tax Law, together with any relevant penalties and interest due on such amounts.

(e)         Subject to the provisions of subsection (i) above, in the event that the Company or any Agent shall utilize the Sales Tax Exemption in violation of the provisions of this Lease Agreement or any Sales Tax Agent Authorization Letter, the Company shall promptly deliver notice of same to the Agency, and the Company shall, upon demand by the Agency, pay to or at the direction of the Agency a return of sales or use tax exemptions in an amount equal to all such unauthorized sales or use tax exemptions together with interest at the rate of twelve percent (12%) per annum compounded daily from the date and with respect to the dollar amount for which each such unauthorized sales or use tax exemption was availed of by the Company or any Agent (as applicable).

(f)         Upon request by the Agency with reasonable notice to the Company, the Company shall make available at reasonable times to the Agency and/or the Independent Accountant all such books, records, contracts, agreements, invoices, bills or purchase orders of the Company and any Agent, and require all appropriate officers and employees of the Company to respond to reasonable inquiries by the Agency and/or the Independent Accountant, as shall be necessary (y) to indicate in reasonable detail those costs for which the Company or any Agent shall have utilized the Sales Tax Exemption and the dates and amounts so utilized, and (z) to permit the Agency to determine any amounts owed by the Company under this Section 5.2.

Section 5.3         Mortgage Recording Tax Exemption. Section 874 of the Act exempts the Agency from paying certain mortgage recording taxes except for the portion of the mortgage recording tax allocated to transportation districts referenced in Section 253(2)(a) of the Tax Law. The Agency hereby grants to the Company exemption from mortgage recording taxes for one or more Mortgages securing an aggregate principal amount not to exceed $0, or such greater amount as approved by the Agency in its sole and absolute discretion, in connection with the financing of the Project Work and any future financing, refinancing or permanent financing of the costs of the Project Work for the Facility (the "Mortgage Recording Tax Exemption"). The Company represents and warrants (1) that the real property secured by the Mortgage is located within a transportation district referenced in Section 253(2)(a) of the Tax Law, and (2) that upon recording the Mortgage, the Company shall pay the mortgage recording tax allocated to transportation districts referenced in Section 253(a)(2) of the Tax Law.

Section 5.4         Recapture of Agency Benefits.

(a)         It is understood and agreed by the parties hereto that the Agency is entering into this Lease Agreement in order to provide financial assistance to the Company for the Facility and to accomplish the public purposes of the Act. In consideration therefor, the Company hereby agrees as follows:

(i)         If there shall occur a Recapture Event after the Closing Date, but on or before December 31, 2024, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, one hundred percent (100%) of the Recaptured Benefits (as defined below);

(ii)         If there shall occur a Recapture Event on or after January 1, 2025 but on or before December 31, 2026, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, seventy-five percent (75%) of the Recaptured Benefits;

(iii)         If there shall occur a Recapture Event on or after January 1, 2027 but on or before December 31, 2028, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, fifty percent (50%) of the Recaptured Benefits;

(iv)         If there shall occur a Recapture Event on or after January 1, 2029 but on or before December 31, 2029, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, twenty-five percent (25%) of the Recaptured Benefits; and

(v)         If there shall occur a Recapture Event on or after January 1, 2030, the Company shall not be obligated to pay to the Agency, or to the State of New York, any of the Recaptured Benefits; and

(b)         The term "Recaptured Benefits" shall mean all direct monetary benefits, tax exemptions and abatements and other financial assistance, if any, derived solely from the Agency's participation in the transaction contemplated by the Lease Agreement including, but not limited to, the amount equal to 100% of:

(i)         the Mortgage Recording Tax Exemption; and

(ii)         Sales Tax Exemption savings realized by or for the benefit of the Company, including any savings realized by any Agent pursuant to the Lease Agreement and each Sales Tax Agent Authorization Letter issued in connection with the Facility (the "Company Sales Tax Savings"); and

(iii)         real property tax abatements granted pursuant to Section 5.1 hereof (the "Real Property Tax Abatements");

which Recaptured Benefits from time to time shall upon the occurrence of a Recapture Event in accordance with the provisions of subsection (c) below and the declaration of a Recapture Event by notice from the Agency to the Company be payable directly to the Agency or the State of New York if so directed by the Agency within ten (10) days after such notice.

(c)         The term "Recapture Event" shall mean any of the following events:

(i)         The occurrence and continuation of an Event of Default under this Lease Agreement (other than as described in clause (iv) below or in subsections (d) or (e) below) which remains uncured beyond any applicable notice and/or grace period, if any, provided hereunder; or

(ii)         The Facility shall cease to be a "project" within the meaning of the Act, as in effect on the Closing Date, through the act or omission of the Company and/or the Sublessee;

Or

(iii)         The sale of the Facility or closure of the Facility and/or departure of the Company from the Town of Islip, except as due to casualty, condemnation or force majeure as provided in subsection (e) below or as provided in Section 9.3 hereof; or

(iv)         Failure of the Company to create or cause to be maintained the number of FTE jobs at the Facility as provided in Section 8.11 of the Lease Agreement, which failure is not reflective of the business conditions of the Company or the subtenants of the Company, including without limitation loss of major sales, revenues, distribution or other adverse business developments and/or local, national or international economic conditions, trade issues or industry wide conditions; or

(v)         Any significant deviations from the Project Application Information which would constitute a significant diminution of the Company's and/or the Sublessees' activities in, or commitment to, the Town of Islip, Suffolk County, New York; or

(vi)         The Company receives Sales Tax Savings in connection with the Project Work in excess of the Maximum Company Sales Tax Savings Amount; provided, however, that the foregoing shall constitute a Recapture Event with respect to such excess Sales Tax Savings only. It is further provided that failure to repay the Sales Tax Savings within thirty (30) days shall constitute a Recapture Event with respect to all Recapture Benefits.

(d)         Provided, however, if a Recapture Event has occurred due solely to the failure of the Company to create or cause to be maintained the number of FTEs at the Facility as provided in Section 8.11 hereof in any Tax Year but the Company has created or caused to be maintained at least 90% of such required number of FTEs for such Tax Year, then in lieu of recovering the Recaptured Benefits provided above, the Agency may, in its sole discretion, adjust the PILOT Payments due hereunder on a pro rata basis so that the amounts payable will be adjusted upward retroactively for such Tax Year by the same percentage as the percentage of FTEs that are below the required FTE level for such Tax Year. Such adjustments to the PILOT Payments may be made each Tax Year until such time as the Company has complied with the required number of FTEs pursuant to Section 8.11 hereof.

(e)         Furthermore, notwithstanding the foregoing, a Recapture Event shall not be deemed to have occurred if the Recapture Event shall have arisen as a result of (i) a "force majeure" event (as more particularly defined in Section 10.1(b) hereof), (ii) a taking or condemnation by governmental authority of all or part of the Facility, or (iii) the inability or failure of the Company after the Facility shall have been destroyed or damaged in whole or in part (such occurrence a "Loss Event") to rebuild, repair, restore or replace the Facility to substantially its condition prior to such Loss Event, which inability or failure shall have arisen in good faith on the part of the Company or any of its affiliates so long as the Company or any of its affiliates have diligently and in good faith using commercially reasonable efforts pursued the rebuilding, repair, restoration or replacement of the Facility or part thereof.

(f)         The Company covenants and agrees to furnish the Agency with written notification (i) within sixty (60) days of the end of each Tax Year the number of FTEs located at the Facility for such Tax Year, and (ii) within thirty (30) days of actual notice of any facts or circumstances which would likely lead to a Recapture Event or constitute a Recapture Event hereunder. The Agency shall notify the Company of the occurrence of a Recapture Event hereunder, which notification shall set forth the terms of such Recapture Event.

(g)         In the event any payment owing by the Company under this Section shall not be paid on demand by the Agency, such payment shall bear interest from the date of such demand at a rate equal to one percent (1%) plus the Prime Rate, but in no event at a rate higher than the maximum lawful prevailing rate, until the Company shall have made such payment in full, together with such accrued interest to the date of payment, to the Agency (except as otherwise specified above).

(h)         The Agency shall be entitled to deduct all reasonable out of pocket expenses of the Agency, including without limitation, reasonable legal fees, incurred with the recovery of all amounts due under this Section 5.4, from amounts received by the Agency pursuant to this Section 5.4.

ARTICLE VI

MAINTENANCE, MODIFICATIONS, TAXES AND INSURANCE

Section 6.1         Maintenance and Modifications of Company Facility by Company.

(a)         The Company shall not abandon the Company Facility or cause or permit any waste to the Improvements. During the Lease Term, the Company shall not remove any material part of the Company Facility outside of the jurisdiction of the Agency and shall (i) keep the Company Facility or cause the Company Facility to be kept in as reasonably safe condition as its operations shall permit; (ii) make all necessary repairs and replacements to the Company Facility; and (iii) operate the Company Facility in a sound and economic manner.

(b)         The Company from time to time may make any structural additions, modifications or improvements to the Company Facility or any part thereof, provided such actions do not adversely affect the structural integrity of the Facility. The Company may not make any changes to the footprint of the Company Facility, and any additions expanding the square footage of the Company Facility (including the addition of any stories whether above or below ground) or make any additions, modifications or improvements to the Company Facility which will materially and/or adversely affect the structural integrity or value of the Facility without the prior written consent of the Agency which consent shall not be unreasonably withheld or delayed. All such additions, modifications or improvements made by the Company after the date hereof shall become a part of the Company Facility and the Property of the Agency. The Company agrees to deliver to the Agency all documents which may be necessary or appropriate to convey to the Agency title to or an interest in such Property.

Section 6.2         Installation of Additional Equipment. Subject to the provisions of Section 3.5 hereof, the Company or any permitted sublessee of the Company from time to time may install additional machinery, equipment or other personal property in the Company Facility (which may be attached or affixed to the Company Facility), and such machinery, equipment or other personal property shall not become, or be deemed to become, a part of the Company Facility, so long as such additional property is properly identified by such appropriate records, including computerized records, as approved by the Agency. The Company from time to time may create or permit to be created any Lien on such machinery, equipment or other personal property. Further, the Company from time to time may remove or permit the removal of such machinery, equipment and other personal property from the Company Facility, provided that any such removal of such machinery, equipment or other personal property shall not occur: (i) if any Event of Default has occurred or (ii) if any such removal shall adversely affect the structural integrity of the Facility or impair the overall operating efficiency of the Facility for the purposes for which it is intended, and provided further, that if any damage to the Facility is occasioned by such removal, the Company agrees promptly to repair or cause to be repaired such damage at its own expense.

Section 6.3         Taxes, Assessments and Utility Charges.

(a)         Subject to the Sales Tax Exemption and the Real Property Tax Abatements as provided hereunder, the Company agrees to pay, as the same become due and before any fine, penalty, interest (except interest which is payable in connection with legally permissible installment payments) or other cost which may be added thereto or become due or be imposed by operation of law for the non-payment thereof, (i) all taxes, PILOT Payments and governmental charges of any kind whatsoever which may at any time be lawfully assessed or levied against or with respect to the Company Facility and any machinery, equipment or other Property installed or brought by the Company therein or thereon, including, without limiting the generality of the foregoing, any sales or use taxes imposed with respect to the Company Facility or any part or component thereof, or the rental or sale of the Company Facility or any part thereof, and any taxes levied upon or with respect to the income or revenues of the Agency from the Company Facility; (ii) all utility and other charges, including service charges, incurred or imposed for or with respect to the operation, maintenance, use, occupancy, upkeep and improvement of the Company Facility; and (iii) all assessments and charges of any kind whatsoever lawfully made by any governmental body for public improvements; provided that, with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated under this Lease Agreement to pay only such installments as are required to be paid during the Lease Term.

(b)         The Company may in good faith contest any such taxes, assessments and other charges. In the event of any such proceedings, the Company may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such proceedings and any appeal therefrom, provided, however, that (i) neither the Company Facility nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited or lost by reason of such proceedings and (ii) the Company shall have set aside on its books adequate reserves with respect thereto and shall have furnished such security, if any, as may be required in such proceedings or requested by the Agency.

(c)         The Agency agrees that if it or the Company contests any taxes, assessments or other charges provided for in paragraph (b) hereof, all sums returned and received by the Agency, as a result thereof, will be promptly transmitted by the Agency to the Company and that the Company shall be entitled to retain all such amounts; which such obligation shall survive the expiration or termination of this Lease Agreement.

(d)         Within thirty (30) days of receipt of written request therefor, the Company shall deliver to the Agency, official receipts of the appropriate taxing authorities or other proof reasonably satisfactory to the Agency evidencing payment of any tax.

Section 6.4 Insurance Required. At all times throughout the Lease Term, including, when indicated herein, during the Construction Period, if any, the Company shall, at its sole cost and expense, maintain or cause to be maintained insurance against such risks and for such amounts as are customarily insured against by facilities of like size and type and shall pay or cause to be paid, as the same become due and payable, all premiums with respect thereto, including, but not necessarily limited to:

(a)         Insurance against loss or damage by fire, lightning and other casualties customarily insured against, with a uniform standard extended coverage endorsement, in an amount not less than the full replacement value of the completed Improvements, exclusive of footings and foundations, as determined by a recognized appraiser or insurer selected by the Company, but in no event less than the greater of $1,000,000 or the amount as may be required by any Lender. During the Construction Period, such policy shall be written in the so-called "Builder's Risk Completed Value Non-Reporting Form" and shall contain a provision granting the insured permission to complete and/or occupy.

(b)         Workers' compensation insurance, disability benefits insurance and each other form of insurance which the Company or any permitted sublessee is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Company or any permitted sublessee who are located at or assigned to the Facility. This coverage shall be in effect from and after the Completion Date or on such earlier date as any employees of the Company, any permitted sublessee, any contractor or subcontractor first occupy the Facility.

(c)         Insurance protecting the Agency and the Company against loss or losses from liability imposed by law or assumed in any written contract (including the contractual liability assumed by the Company under Section 8.2 hereof) or arising from personal injury, including bodily injury or death, or damage to the property of others, caused by an accident or other occurrence, with a limit of liability of not less than $1,000,000 (per occurrence for personal injury, including bodily injury or death, and property damage); comprehensive automobile liability insurance covering all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit or equivalent protecting the Agency and the Company against any loss, liability or damage for personal injury, including bodily injury or death, and property damage); and blanket excess liability coverage, in an amount not less than $5,000,000 per occurrence, protecting the Agency and the Company against any loss or liability or damage for personal injury, including bodily injury or death, or property damage. This coverage shall also be in effect during the Construction Period.

(d)         During the Construction Period, if any (and for at least one year thereafter in the case of Products and Completed Operations as set forth below), the Company shall cause the general contractor to carry liability insurance of the type and providing the minimum limits set forth below:

(i)         Workers' compensation and employer's liability with limits in accordance with applicable law.

(ii)         Comprehensive general liability providing coverage for:

Premises and Operations

Products and Completed Operations

Owners Protective

Contractors Protective

Contractual Liability

Personal Injury Liability

Broad Form Property Damage

(including completed operations)

Explosion Hazard

Collapse Hazard

Underground Property Damage Hazard

Such insurance shall have a limit of liability of not less than $1,000,000 (per occurrence for personal injury, including bodily injury or death, and property damage).

(iii)         Comprehensive auto liability, including all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iv)         Excess "umbrella" liability providing liability insurance in excess of the coverages in (i), (ii) and (iii) above with a limit of not less than $5,000,000 per occurrence.

(e)         A policy or policies of flood insurance in an amount not less than the greater of $1,000,000 or the amount that may be required by any Lender or the maximum amount of flood insurance available with respect to the Facility under the Flood Disaster Protection Act of 1973, as amended, whichever is less. This requirement will be waived upon presentation of evidence satisfactory to the Agency that no portion of the Land is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

(f)         The Agency does not in any way represent that the insurance specified in this Lease Agreement, whether in scope or coverage or limits of coverage, is adequate or sufficient to protect the Company's business or interests.

Section 6.5         Additional Provisions Respecting Insurance.

(a)         All insurance required by Section 6.4 hereof shall be procured and maintained in financially sound and generally recognized responsible insurance companies authorized to write such insurance in the State and selected by the entity required to procure the same. The company issuing the policies required by Section 6.4(a) and (e) shall be rated "A" or better by A.M. Best Co., Inc. in Best's Key Rating Guide. Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the procuring entity is engaged. All policies of insurance required by Section 6.4 hereof shall provide for at least thirty (30) days' prior written notice to the Agency of the restriction, cancellation or modification thereof The policy evidencing the insurance required by Section 6.4(c) hereof shall name the Agency as an additional insured. All policies evidencing the insurance required by Section 6.4(d)(ii), (iii) and (iv) shall name the Agency and the Company as additional insureds. The Agency acknowledges that a mortgage and security interest in the policies of insurance required by Section 6.4(a) and the Net Proceeds thereof have been or may be granted by the Company to any Lender pursuant to the Mortgage, and the Agency consents thereto. The Agency hereby acknowledges that upon request of any Lender, the Company will assign and deliver (which assignment shall be deemed to be automatic and to have occurred upon the occurrence of an Event of Default under any Mortgage) to any Lender the policies of insurance required under Section 6.4(a), so and in such manner and form that any Lender shall at all times, upon such request and until the payment in full of any Loan, have and hold said policies and the Net Proceeds thereof as collateral and further security under any Mortgage for the payment of any Loan. The policies required under Sections 6.4(a), (b) and (c) shall contain appropriate waivers of subrogation.

(b)         In addition, each contractor must protect the Agency with respect to the policies required under Section 6.4(d)(ii), (iii) and (iv) as an additional insured on a primary and non-contributory basis via ISO endorsements CG 20 26 and CG 20 37 or their equivalents and the endorsements must specifically identify the Agency as an additional insured.

(c)         The certificates of insurance required by Section 6.4(a), (c) and (e) hereof shall be deposited with the Agency on or before the Closing Date. A copy of the certificates of insurance required by Section 6.4(d)(ii), (iii) and (iv) hereof shall be delivered to the Agency on or before the commencement of any Construction Period. The Company shall deliver to the Agency before the first Business Day of each calendar year thereafter a certificate dated not earlier than the immediately preceding month reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance of the types and in the amounts required by Section 6.4 hereof and complying with the additional requirements of Section 6.5(a) hereof Prior to the expiration of each such policy or policies, the Company shall furnish to the Agency and any other appropriate Person a new policy or policies of insurance or evidence that such policy or policies have been renewed or replaced or are no longer required by this Lease Agreement. The Company shall provide such further information with respect to the insurance coverage required by this Lease Agreement as the Agency may from time to time reasonably require.

(d)         The minimum insurance requirements set forth under Section 6.4 and this Section 6.5 shall not limit, abridge, or modify the Company's obligation under Section 8.2 hereof to indemnify and hold the Agency harmless from and against certain damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements or expenses, as more fully set forth in Section 8.2.

Section 6.6 Application of Net Proceeds of Insurance. The Net Proceeds of the insurance carried pursuant to the provisions of Section 6.4 hereof shall be applied as follows: (i) the Net Proceeds of the insurance required by Section 6.4(a) and (e) hereof shall be applied as provided in Section 7.1 hereof, and (ii) the Net Proceeds of the insurance required by Section 6.4(b), (c) and (d) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

Section 6.7 Right of Agency to Pay Taxes, Insurance Premiums and Other Charges. If the Company fails, beyond the expiration of any applicable notice and cure periods, (i) to pay any tax, together with any fine, penalty, interest or cost which may have been added thereto or become due or been imposed by operation of law for nonpayment thereof, PILOT Payment, assessment or other governmental charge required to be paid by Section 6.3 hereof (unless contested in accordance with the provisions of Section 6.3), (ii) to maintain any insurance required to be maintained by Section 6.4 hereof, (iii) to pay any amount required to be paid by any law or ordinance relating to the use or occupancy of the Company Facility or by any requirement, order or notice of violation thereof issued by any governmental person, (iv) to pay any mechanic's Lien which is recorded or filed against the Company Facility or any part thereof (unless contested in accordance with the provisions of Section 8.8(b) hereof), or (v) to pay any other amount or perform any act required to be paid or performed by the Company hereunder, the Agency may pay or cause to be paid such tax, PILOT Payment, assessment or other governmental charge, premium for such insurance or any such other payment, or may perform any such act. No such payment shall be made or act performed by the Agency until at least ten (10) days shall have elapsed since notice shall have been given by the Agency, and in the case of any tax, assessment or governmental charge or the amounts specified in clauses (i) and (iv) hereof, no such payment shall be made in any event if the Company is contesting the same in good faith to the extent and as permitted by this Lease Agreement, unless an Event of Default hereunder shall have occurred and be continuing. No such payment by the Agency shall affect or impair any rights of the Agency hereunder arising in consequence of such failure by the Company. The Company shall, on demand, reimburse the Agency for any amount so paid or for expenses or costs incurred in the performance of any such act by the Agency pursuant to this Section (which shall include all reasonable legal fees and disbursements), together with interest thereon, from the date of payment of such amount, expense or cost by the Agency at a rate equal to two percent (2%) plus the Prime Rate, but in no event higher than the maximum lawful prevailing rate.

ARTICLE VII

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1         Damage or Destruction of the Company Facility.

(a)         If the Company Facility or any part or component thereof shall be damaged or destroyed (in whole or in part) at any time during the Lease Term:

(i)         the Agency shall have no obligation to replace, repair, rebuild, restore or relocate the Company Facility;

(ii)         there shall be no abatement or reduction in the amounts payable by the Company under this Lease Agreement, including, without limitation, the PILOT Payments (whether or not the Company Facility is replaced, repaired, rebuilt, restored or relocated);

(iii)         the Company shall promptly give written notice thereof to the Agency;

(iv)         upon the occurrence of such damage or destruction, the Net Proceeds derived from the insurance shall be (A) paid to the Company or the Lender, as applicable, for the replacement, repair, rebuilding, restoration or relocation of the Company Facility as provided in Section 7.1(b) hereof or (B) applied pursuant to Section 7.1(e) hereof; and

(v)         if the Company Facility is not replaced, repaired, rebuilt, restored or relocated, as provided herein and in Section 7.1(b) hereof, this Lease Agreement shall be terminated at the option of the Agency and the provisions of Section 7.1(e) hereof shall apply.

(b)         Any replacements, repairs, rebuilding, restorations or relocations of the Company Facility by the Company after the occurrence of such damage or destruction shall be subject to the following conditions:

(i)         the Company Facility shall be in substantially the same condition and value as an operating entity as existed prior to the damage or destruction;

(ii)         the Company Facility shall continue to constitute a "project" as such term is defined in the Act;

(iii)         the Company Facility will be subject to no Liens, other than Permitted Encumbrances; and

(iv)         any other conditions the Agency may reasonably impose.

(c)         All such repair, replacement, rebuilding, restoration or relocation of the Company Facility shall be effected with due diligence in a good and workmanlike manner in compliance with all applicable legal requirements, shall be promptly and fully paid for by the Company in accordance with the terms of the applicable contracts and shall automatically become a part of the Company Facility as if the same were specifically provided herein.

(d)         In the event such Net Proceeds are not sufficient to pay in full the costs of such repair, replacement, rebuilding, restoration or relocation, the Company shall nonetheless complete the work, or cause the work to be completed pursuant to the terms of this Lease Agreement, and pay from its own moneys, or cause to be paid by such other party as may be obligated for payment that portion of the costs thereof in excess of such Net Proceeds. All such repairs, replacements, rebuilding, restoration or relocations made pursuant to this Section, whether or not requiring the expenditure of the Company's own money or moneys of any other person, shall automatically become a part of the Company Facility as if the same were specifically described herein.

(e)         If the Company shall not repair, replace, rebuild, restore or relocate the Company Facility, it shall be deemed to have exercised its option to terminate this Lease Agreement pursuant to Section 11.1 hereof. Any Net Proceeds derived from insurance shall be applied to the payment of the amounts required to be paid by Section 11.2 hereof and the balance shall be delivered to the Company. If an Event of Default hereunder shall have occurred and the Agency shall have exercised its remedies under Section 10.2 hereof, such Net Proceeds shall be applied to the payment of the amounts required to be paid by Section 10.2 and Section 10.4 hereof.

Section 7.2 Condemnation.

(a)         If title to or use of the Company Facility shall be taken by Condemnation (in whole or in part) at any time during the Lease Term:

(i)         the Agency shall have no obligation to repair, replace, rebuild, restore or relocate the Company Facility or to acquire, by construction or otherwise, facilities of substantially the same nature as the Company Facility ("Substitute Facilities");

(ii)         there shall be no abatement or reduction in the amounts payable by the Company under this Lease Agreement including, without limitation, the PILOT Payments (whether or not the Company Facility is repaired, replaced, rebuilt, restored or relocated or Substitute Facilities are acquired);

(iii)         the Company shall promptly give written notice thereof to the Agency;

(iv)         upon the occurrence of such Condemnation, the Net Proceeds derived therefrom shall be (A) paid to the Company or the Lender, as applicable, for the replacement, repair, rebuilding, restoration or relocation of the Company Facility or acquisition of Substitute Facilities as provided in Section 7.2(b) hereof or (B) applied pursuant to Section 7.2(e) hereof; and

(v)         if the Company Facility is not repaired, replaced, rebuilt, restored or relocated, as provided herein and in Section 7.2(b) hereof, this Lease Agreement shall be terminated at the option of the Agency and the provisions of Section 7.2(e) hereof shall apply.

(b)         Any repairs, replacements, rebuilding, restorations or relocations of the Company Facility by the Company after the occurrence of such Condemnation or acquisitions by the Company of Substitute Facilities shall be subject to the following conditions:

(i)         the Company Facility or the Substitute Facilities shall be in substantially the same condition and value as an operating entity as existed prior to the Condemnation;

(ii)         the Company Facility or the Substitute Facilities shall continue to constitute a "project" as such term is defined in the Act;

(iii)         the Company Facility or the Substitute Facilities will be subject to no Liens, other than Permitted Encumbrances; and

(iv)         any other conditions the Agency may reasonably impose.

(c)         All such repair, replacement, rebuilding, restoration or relocation of the Company Facility shall be effected with due diligence in a good and workmanlike manner in compliance with all applicable legal requirements, shall be promptly and fully paid for by the Company in accordance with the terms of the applicable contracts and shall automatically become a part of the Company Facility as if the same were specifically described herein. Any Net Proceeds of a Condemnation not used to repair, replace, rebuild, restore, or relocate the Company Facility shall belong to the Company.

(d)         In the event such Net Proceeds are not sufficient to pay in full the costs of such repair, replacement, rebuilding, restoration, relocation or acquisition of Substitute Facilities, the Company shall nonetheless complete, or cause to be completed, the work or the acquisition pursuant to the terms of this Lease Agreement and pay from its own moneys, or cause to be paid by such other party as may be obligated for payment, that portion of the costs thereof in excess of such Net Proceeds. All such repairs, replacements, rebuilding, restoration, relocations and such acquisition of Substitute Facilities made pursuant to this Section, whether or not requiring the expenditure of the Company's own money or moneys of any other person, shall automatically become a part of the Company Facility as if the same were specifically described herein.

(e)         If the Company shall not repair, replace, rebuild or restore the Company Facility or acquire Substitute Facilities, it shall be deemed to have exercised its option to terminate this Lease Agreement pursuant to Section 11.1 hereof Any Net Proceeds derived from the Condemnation shall be applied to the payment of the amounts required to be paid by Section 11.2 hereof. If any Event of Default hereunder shall have occurred and the Agency shall have exercised its remedies under Section 10.2 hereof, such Net Proceeds shall be applied to the payment of the amounts required to be paid by Section 10.2 and Section 10.4 hereof and any balance remaining thereafter shall belong to the Company.

Section 7.3 Condemnation of Company-Owned Property. The Company shall be entitled to the Net Proceeds of any casualty, damage or destruction insurance proceeds or any Condemnation award or portion thereof made for damage to or taking of any Property which, at the time of such damage or taking, is not part of the Company Facility.

Section 7.4 Waiver of Real Property Law Section 227. The Company hereby waives the provisions of Section 227 of the Real Property Law of the State or any law of like import now or hereafter in effect.

ARTICLE VIII

SPECIAL COVENANTS

Section 8.1         Right to Inspect Company Facility. The Agency and its duly authorized agents shall have the right at all reasonable times on reasonable notice to inspect the Company Facility, including, without limitation, for the purpose of ascertaining the condition of the Environment at, on or in the vicinity of the Company Facility.

Section 8.2         Hold Harmless Provisions.

(a)         The Company agrees that the Agency, its directors, members, officers, agents (except the Company), and employees (the "Indemnified Parties") shall not be liable for and agrees to protect, defend, indemnify, save, release and hold the Indemnified Parties harmless from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys' and experts' fees, expenses and disbursements, incurred whether by reason of third party claims or to enforce the terms, conditions and provisions of this Lease Agreement) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against the Agency relating to, resulting from or arising out of: (i) loss or damage to Property or injury to or death of any and all Persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Company Facility or arising by reason of or in connection with the occupation or the use thereof or the presence of any Person or Property on, in or about the Company Facility or the Land, (ii) the Project Work and the Agency's acquisition, owning, leasing and subleasing of the Company Facility, including, without limiting the generality of the foregoing, all claims arising from the breach by the Company of any of its covenants contained herein, the exercise by the Company of the authority conferred upon it pursuant to Section 5.2 of this Lease Agreement, and all causes of action and reasonable attorneys' fees (whether by reason of third party claims or by reason of the enforcement of any provision of this Lease Agreement (including without limitation this Section) or any of the other documents delivered on the Closing Date by the Agency) and any other expenses incurred in defending any claims, suits or actions which may arise as a result of any of the foregoing, (iii) the conditions of the Environment at, on or in the vicinity of the Facility, (iv) the Project Work or the operation or use of the Facility in violation of any applicable Environmental Law for the storage, treatment, generation, transportation, processing, handling, management, production or Disposal of any Hazardous Substance or as a landfill or other waste disposal site, or for military, manufacturing or industrial-purposes or for the commercial storage of petroleum or petroleum based products, except in compliance with all applicable Environmental Laws, (v) the presence of any Hazardous Substance or a Release or Disposal or the threat of a Release or Disposal of any Hazardous Substance or waste on, at or from the Facility, (vi) the failure promptly to undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean-up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility, required by any Environmental Law, (vii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the Project Work, the condition of the Facility or the ownership, use, sale, operation, conveyance or operation thereof in violation of any Environmental Law, (viii) a violation of any applicable Environmental Law, (ix) non-compliance with any Environmental Permit, (x) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by the Company in this Lease Agreement, or (xi) the costs of any required or necessary investigation, assessment, testing, repair, cleanup, or detoxification of the Facility and the preparation of any closure or other required plans; provided that any such losses, damages, liabilities or expenses of the Agency are not incurred on account of and do not result from the gross negligence or intentional or willful wrongdoing of the Indemnified Parties. The foregoing indemnities shall apply notwithstanding the fault or negligence in part of any of the Indemnified Parties, and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability. The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of any such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

(b)         Notwithstanding any other provisions of this Lease Agreement, the obligations of the Company pursuant to this Section 8.2 shall remain in full force and effect after the termination of this Lease Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought, the payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all expenses and charges incurred by the Indemnified Parties, relating to the enforcement of the provisions herein specified. The liability of the Company to the Agency hereunder shall in no way be limited, abridged, impaired or otherwise affected by (i) any amendment or modification of any of the Transaction Documents by or for the benefit of the Agency, the Company or any subsequent owners or users of the Facility, (ii) any extensions of time for payment or performance required by any of the Transaction Documents, (iii) the release of the Company or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Transaction Documents by operation of law, either by the Agency's voluntary act or otherwise, (iv) the invalidity or unenforceability of any of the terms or provisions of the Transaction Documents, (v) any exculpatory provision contained in any of the Transaction Documents limiting the Agency's recourse to any other security or limiting the Agency's rights to a deficiency judgment against the Company, (vi) any investigation or inquiry conducted by or on the behalf of the Agency or any information which the Agency may have or obtain with respect to the condition of the Environment at, or ecological condition of, the Facility, (vii) the sale, assignment or foreclosure of any mortgage relating to all or any part of the Facility, but only with respect to a Release that has occurred prior to any such event, (viii) the sale, assignment, subleasing, transfer or conveyance of all or part of the Land or the Facility or the Company's interests and rights in, to, and under the Lease Agreement or the termination of the Lease Agreement, but only with respect to a Release that has occurred prior to any such event, (ix) the death or legal incapacity of the Company, (x) the release or discharge, in whole or in part, of the Company in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (xi) any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Company under the Lease Agreement, or any other Transaction Document.

(c)         In the event of any claim against the Indemnified Parties by any employee or contractor of the Company or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of the Company hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section 8.3         Company to Maintain Its Existence. The Company covenants and agrees that at all times during the Lease Term, it will (i) maintain its existence, (ii) continue to be an entity subject to service of process in the State and either organized under the laws of the State, or organized under the laws of any other state of the United States and duly qualified to do business as a foreign entity in the State, (iii) not liquidate, wind-up or dissolve or otherwise dispose of all or substantially all of its property, business or assets remaining after the execution and delivery of this Lease Agreement, (iv) not consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, and (v) not change more than 49% of the ownership and control of the Company or sell or transfer more than 49% of the equity interests in the Company, except with consent of the Agency, which consent shall not be unreasonably withheld or delayed or conditioned.

Section 8.4         Qualification in State. The Company throughout the Lease Term shall continue to be duly authorized to do business in the State.

Section 8.5 Agreement to File Annual Statements and Provide Information. The Company shall file with the NYSDTF an annual statement of the value of all sales and use tax exemptions claimed in connection with the Facility in compliance with Sections 874(8) of the GML as provided in Section 5.2(g) hereof. The Company shall submit a copy of such annual statement to the Agency at the time of filing with NYSDTF. The Company shall also provide the Agency with the information necessary for the Agency to comply with Section 874(9) of the GML. Annually, the Company shall provide the Agency with a certified statement and documentation (i) enumerating the FTE jobs, by category, retained and/or created at the Facility as a result of the Agency's financial assistance and (ii) indicating the fringe benefits and salary averages or ranges for such categories of FTE jobs created and/or retained. The Company further agrees to provide and certify or cause to be provided and certified such information concerning the Company, its finances, its operations, its employment and its affairs necessary to enable the Agency to make any report required by law, governmental regulation, including, without limitation, any reports required by the Act or the Public Authorities Accountability Act of 2005 and the Public Authorities Reform Act of 2009, each as amended from time to time, or any other reports required by the New York State Authority Budget Office or the Office of the State Comptroller or any of the Agency Documents or Company Documents. Such information shall be provided within thirty (30) days following written request from the Agency. The Company shall cause any and all sublessees at the Facility to comply with the requirements of this Section 8.5 by requiring each such sublessee to enter into a Tenant Agency Compliance Agreement.

Section 8.6         Books of Record and Account; Financial Statements. The Company at all times agrees to maintain proper accounts, records and books in which full and correct entries shall be made, in accordance with generally accepted accounting principles, of all transactions and events relating to the business and financial affairs of the Company.

Section 8.7         Compliance with Orders, Ordinances, Etc.

(a)         The Company, throughout the Lease Term, agrees that it will promptly comply, and cause any sublessee, tenant or occupant of the Company Facility to comply, with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Company Facility or any part thereof, or to the Project Work, or to any use, manner of use or condition of the Company Facility or any part thereof, of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers having jurisdiction over the Company Facility or any part thereof, or of the Project Work, or of any use, manner of use or condition of the Company Facility or any part thereof or of any companies or associations insuring the premises.

(b)         Notwithstanding the provisions of subsection (a) above, the Company may in good faith contest the validity or the applicability of any requirement of the nature referred to in such subsection (a) by appropriate legal proceedings conducted in good faith and with due diligence. In such event, the Company may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, unless the Agency shall notify the Company that by failure to comply with such requirement or requirements, the Company Facility or any part thereof may be subject to loss, penalty or forfeiture, in which event the Company shall promptly take such action with respect thereto or provide such security as shall be satisfactory to the Agency. If at any time the then existing use or occupancy of the Company Facility shall, pursuant to any zoning or other law, ordinance or regulation, be permitted only so long as such use or occupancy shall continue, the Company shall use its best efforts not to cause or permit such use or occupancy to be discontinued without the prior written consent of the Agency.

Section 8.8 Discharge of Liens and Encumbrances.

(a)         The Company, throughout the Lease Term, shall not permit or create or suffer to be permitted or created any Lien, except for Permitted Encumbrances, upon the Company Facility or any part thereof by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Company Facility or any part thereof.

(b)         Notwithstanding the provisions of subsection (a) above, the Company may in good faith contest any such Lien. In such event, the Company may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Agency shall notify the Company in writing that by nonpayment of any such item or items, the Company Facility or any part thereof may be subject to loss or forfeiture. In the event of such notice the Company shall promptly secure payment of all such unpaid items by filing a bond, in form and substance satisfactory to the Agency, thereby causing such Lien to be removed, or by taking such other actions as may be satisfactory to the Agency to protect its interests. Mechanics' Liens shall be discharged or bonded within thirty (30) days of the filing or perfection thereof

Section 8.9         Depreciation Deductions and Investment Tax Credit. The parties agree that, as between them, the Company shall be entitled to all depreciation deductions with respect to any depreciable property comprising a part of the Company Facility and to any investment credit with respect to any part of the Company Facility.

Section 8.10 Employment Opportunities; Notice of Jobs. The Company covenants and agrees that, in consideration of the participation of the Agency in the transactions contemplated herein, it will, except as otherwise provided by collective bargaining contracts or agreements to which the Company is a party, cause any new employment opportunities created in connection with the Company Facility to be listed with the New York State Department of Labor, Community Services Division and with the administrative entity of the service delivery area created pursuant to the Job Training Partnership Act (PL 97-300), as superseded by the Workforce Innovation and Opportunity Act (PL. 113-128), in which the Company Facility is located (collectively, the "Referral Agencies"). The Company also agrees, and shall cause any and all sublessees to agree, that they will, where practicable, first consider for such new employment opportunities persons eligible to participate in federal job training partnership programs who shall be referred by the Referral Agencies.

Section 8.11 Employment at the Facility. The Company hereby agrees to create and maintain at all times or cause the Sublessees to create and maintain at all times at the Company Facility: ninety-five (95) full time equivalent employees as of December 31, 2022, and one hundred five (105) full time equivalent employees as of December 31, 2023, and thereafter throughout the Lease Term, calculated on the basis of 35 hours per week who are employees of the Company or any subsidiary or affiliates of the Company, or any consultants, contractors or subcontractors of the Company, or any subsidiary or affiliates of the Company, whose place of employment or workplace is located at the Company Facility (including the full time equivalent employees of all tenants at the Company Facility) ("FTE"). It is further provided that the Company may not actually provide the FTEs at the Company Facility, but rather shall sublease the Company Facility to the Sublessees, and the FTE jobs created and maintained by the Sublessees at the Company Facility shall satisfy the requirement above. The Company's obligation with regard to creating or causing to be maintained FTEs includes (a) using all reasonable efforts to lease up the Company Facility, and (b) including provisions in all subleases requiring any tenant to comply with the provisions of the Lease Agreement applicable to them.

Section 8.12 Annual Compliance Certificate. The Company shall deliver to the Agency each year no later than January 15th, a certificate signed by an Authorized Representative of the Company in the form attached hereto as Exhibit K, together with all attachments referenced therein.

ARTICLE IX

RELEASE OF CERTAIN LAND; ASSIGNMENTS AND SUBLEASING

Section 9.1         Restriction on Sale of Company Facility; Release of Certain Land.

(a)         Except as otherwise specifically provided in this Article IX and in Article X hereof, the Agency shall not sell, convey, transfer, encumber or otherwise dispose of the Company Facility or any part thereof, or any of its rights under this Lease Agreement, without the prior written consent of the Company.

(b)         The Agency and the Company from time to time may release from the provisions of this Lease Agreement and the leasehold estate created hereby any part of, or interest in, the Land which is not necessary, desirable or useful for the Facility. In such event, the Agency, at the Company's sole cost and expense, shall execute and deliver any and all instruments necessary or appropriate so to release such part of, or interest in, the Land. As a condition to such release, the Agency shall be provided with a copy of the instrument transferring such title or interest in such Land, an instrument survey of the Land to be conveyed, together with a certificate of an Authorized Representative of the Company stating that there is then no Event of Default under this Lease Agreement and that such part of, or interest in, the Land is not necessary, desirable or useful for the Facility.

(c)         No conveyance of any part of, or interest in, the Land effected under the provisions of this Section 9.1 shall entitle the Company to any, abatement or diminution of the rents payable by it under this Lease Agreement or any abatement or diminution of the PILOT Payments.

Section 9.2 Removal of Facility Equipment.

(a)         The Agency shall not be under any obligation to remove, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary item of Facility Equipment. In any instance where the Company determines that any item of Facility Equipment has become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, the Company, may remove such items from the Company Facility and may sell, trade-in, exchange or otherwise dispose of the same, as a whole or in part, provided that such removal will not materially impair the operation of the Company Facility for the purpose for which it is intended or change the nature of the Facility so that it does not constitute a "project" under the Act.

(b)         Upon the request of the Company, the Agency shall execute and deliver to the Company all instruments necessary or appropriate to enable the Company to sell or otherwise dispose of any such item of Facility Equipment. The Company shall pay any costs (including attorneys' fees) incurred in transferring title to any item of Facility Equipment removed pursuant to this Section 9.2.

(c)         The removal of any item of Facility Equipment pursuant to this Section shall not entitle the Company to any abatement or diminution of the PILOT Payments or any other amounts payable by it under this Lease Agreement.

Section 9.3         Assignment and Subleasing.

(a)         Except pursuant to the Sublease Agreement, this Lease Agreement may not be assigned, in whole or in part, and the Company Facility may not be subleased, in whole or in part, without the prior written consent of the Agency, in each instance, which consent shall not be unreasonably withheld or delayed, but shall be subject to the dates of the Agency's board meetings, and which consent may be fully and effectively given by the execution and delivery of a Tenant Agency Compliance Agreement by an Authorized Representative of the Agency in substantially the form attached hereto as Exhibit I. Any assignment or sublease shall be on the following conditions, as of the time of such assignment or sublease:

(i)         no assignment or sublease shall relieve the Company from primary liability for any of its obligations hereunder unless the Agency consents thereto, which consent shall not be unreasonably withheld or delayed subject to the dates of the Agency's board meetings and which consent shall be conditioned upon the Agency being indemnified and held harmless to its reasonable satisfaction;

(ii)         the assignee or sublessee (except in the case of a true sublessee in the ordinary course of business) shall assume the obligations of the Company hereunder to the extent of the interest assigned or subleased;

(iii)         the Company shall, within ten (10) days after the delivery thereof, furnish or cause to be furnished to the Agency a true and complete copy of such assignment or sublease and the instrument of assumption;

(iv)         neither the validity nor the enforceability of the Lease Agreement shall be adversely affected thereby;

(v)         the Facility shall continue to constitute a "project" as such quoted term is defined in the Act, and, without limiting the generality of the foregoing, no assignment or sublease shall cause the Facility to be used in violation of Section 862(2)(a) of the Act and no assignment or sublease shall cause the Facility to be occupied by a sublessee in violation of Section 862(1) of the Act; and

(vi)         any sublessee will execute and deliver a Tenant Agency Compliance Agreement, satisfactory to the Agency in substantially the form attached hereto as Exhibit I;

(b)         If the Agency shall so request, as of the purported effective date of any assignment or sublease pursuant to subsection (a) of this Section 9.3, the Company at its sole cost and expense shall furnish the Agency with opinions, in form and substance satisfactory to the Agency, (i) of Transaction Counsel as to item (v) above, and (ii) of Independent Counsel as to items (i), (ii), and (iv) above.

(c)         In accordance with Section 862(1) of the Act, the Company Facility shall not be occupied by a sublessee whose tenancy would result in the removal of a facility or plant of the proposed sublessee from one area of the State to another area of the State or in the abandonment of one or more plants or facilities of such sublessee located within the State; provided, however, that neither restriction shall apply if the Agency shall determine:

(i)         that such occupation of the Company Facility is reasonably necessary to discourage the proposed sublessee from removing such other plant or facility to a location outside the State, or

(ii)         that such occupation of the Company Facility is reasonably necessary to preserve the competitive position of the proposed sublessee in its respective industry.

Section 9.4 Merger of Agency.

(a)         Nothing contained in this Lease Agreement shall prevent the consolidation of the Agency with, or merger of the Agency into, or the transfer of the Agency's interest in the entire Company Facility to, any other public benefit corporation or political subdivision which has the legal authority to own and lease the Company Facility and to continue the tax benefits contemplated by the Transaction Documents, provided that upon any such consolidation, merger or transfer, the due and punctual performance and observance of all the agreements and conditions of this Lease Agreement to be kept and performed by the Agency shall be expressly assumed in writing by the public benefit corporation or political subdivision resulting from such consolidation or surviving such merger or to which the Company Facility shall be transferred.

(b)         Within thirty (30) days after the consummation of any such consolidation, merger or transfer of title, the Agency shall give notice thereof in reasonable detail to the Company and shall, upon request, furnish to the Company, at the sole cost and expense of the Company, a favorable opinion of Independent Counsel as to compliance with the provisions of Section 9.4(a) hereof. The Agency promptly shall furnish such additional information with respect to any such transaction as the Company may reasonably request.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1 Events of Default Defined.

(a)         The following shall each be "Events of Default" under this Lease Agreement:

(i)         the failure by the Company to pay or cause to be paid, on the date due, the amounts specified to be paid pursuant to Section 4.3(a) and (b) hereof;

(ii)         the failure by the Company to observe and perform any covenant contained in Sections 2.2(e), (f) or (i), 3.6, 5.2, 6.3, 6.4, 6.5, 8.2, 8.4, 8.5, 8.11, 8.12, 9.3 and 10.4 and Article XIII hereof;

(iii)         the failure by the Company to pay or cause to be paid PILOT Payments or the Recapture Benefits, in each case on the dates due;

(iv)         the occurrence and continuation of a Recapture Event;

(v)         any representation or warranty of the Company herein, in any of the Company Documents or in the Project Application Information shall prove to have been false or misleading in any material respect;

(vi)         the failure by the Company to observe and perform any covenant, condition or agreement hereunder on its part to be observed or performed (except obligations referred to in 10.1(a)(i), (ii), (iii) and (vii)) for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, has been given to the Company by the Agency;

(vii)         the dissolution or liquidation of the Company; or the failure by the Company to release, stay, discharge, lift or bond within thirty (30) days any execution, garnishment, judgment or attachment of such consequence as may impair its ability to carry on its operations; or the failure by the Company generally to pay its debts as they become due; or an assignment by the Company for the benefit of creditors; or the commencement by the Company (as the debtor) of a case in bankruptcy or any proceeding under any other insolvency law; or the commencement of a case in bankruptcy or any proceeding under any other insolvency law against the Company (as the debtor), wherein a court having jurisdiction in the premises enters a decree or order for relief against the Company as the debtor, or such case or proceeding is consented to by the Company or remains un-dismissed for forty (40) days, or the Company consents to or admits the material allegations against it in any such case or proceeding; or a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of the Company for the purpose of enforcing a lien against such Property or for the purpose of general administration of such Property for the benefit of creditors;

(viii)         an Event of Default under the Mortgage, if any, shall have occurred and be continuing;

(ix)         an Event of Default under the Agency Compliance Agreement shall have occurred and be continuing; or

(x)         a default by any tenant under its respective Tenant Agency Compliance Agreement shall have occurred and be continuing.

(b)         Notwithstanding the provisions of Section 10.1(a), if by reason of force majeure any party hereto shall be unable in whole or in part to carry out its obligations under Sections 3.4, 6.1 and 8.11 of this Lease Agreement, and if such party shall give notice and full particulars of such force majeure in writing to the other party, within a reasonable time after the occurrence of the event or cause relied upon, such obligations under this Lease Agreement of the party giving such notice (and only such obligations), so far as they are affected by such force majeure, shall be suspended during continuation of the inability, which shall include a reasonable time for the removal of the effect thereof. The term "force majeure" as used herein shall include, without limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, acts, priorities or orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, governmental subdivisions or officials or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fire, hurricanes, storms, floods, washouts, droughts, arrests, restraint of government and people, civil disturbances, explosions, breakage or accident to machinery, transmission pipes or canals, shortages of labor or materials or delays of carriers, partial or entire failure of utilities, shortage of energy or any other cause or event not reasonably within the control of the party claiming such inability and not due to its fault. The party claiming such inability shall remove the cause for the same with all reasonable promptness. It is agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the party having difficulty, and the party having difficulty shall not be required to settle any strike, lockout and other industrial disturbances by acceding to the demands of the opposing party or parties.

Section 10.2 Remedies on Default.

(a)         Whenever any Event of Default shall have occurred and be continuing, the Agency may take, to the extent permitted by law, any one or more of the following remedial steps:

(i)         declare, by written notice to the Company, to be immediately due and payable, whereupon the same shall become immediately due and payable: (A) all unpaid installments of rent payable pursuant to Section 4.3(a) and (b) hereof, (B) all unpaid and past due PILOT Payments, (C) all due and owing Recapture Benefits, and (D) all other payments due under this Lease Agreement; provided, however, that if an Event of Default specified in Section 10.1(a)(vii) hereof shall have occurred and be continuing, such installments of rent and other payments due under this Lease Agreement shall become immediately due and payable without notice to the Company or the taking of any other action by the Agency;

(ii)         terminate this Lease Agreement and the Company Lease, reconvey the Facility Equipment to the Company and terminate the Sales Tax Exemption authorization. The Agency shall have the right to execute appropriate lease termination documents with respect to the Company Facility and to place the same on record in the Suffolk County Clerk's office, at the sole cost and expense of the Company and in such event the Company waives delivery and acceptance of such lease termination documents and the Company hereby appoints the Agency its true and lawful agent and attorney-in-fact (which appointment shall be deemed to be an agency coupled with an interest), with full power of substitution to file on its behalf all affidavits, questionnaires and other documentation necessary to accomplish the recording of such lease termination documents; or

(iii)         take any other action at law or in equity which may appear necessary or desirable to collect the payments then due or thereafter to become due hereunder, and to enforce the obligations, agreements and covenants of the Company under this Lease Agreement.

(b)         No action taken pursuant to this Section 10.2 (including termination of the Lease Agreement) shall relieve the Company from its obligation to make all payments required by Section 4.3 hereof or due and owing PILOT Payments or Recapture Benefits.

Section 10.3 Remedies Cumulative. No remedy herein conferred upon or reserved to the Agency is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right and power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Agency to exercise any remedy reserved to it in this Article X, it shall not be necessary to give any notice, other than such notice as may be herein expressly required in this Lease Agreement.

Section 10.4 Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should default under any of the provisions of this Lease Agreement and the Agency should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligations or agreements on the part of the Company herein contained, the Company shall, on demand therefor, pay to the Agency the reasonable fees of such attorneys and such other expenses so incurred.

Section 10.5 No Additional Waiver Implied by One Waiver. In the event any agreement contained herein should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE XI

EARLY TERMINATION OF LEASE AGREEMENT

OPTION IN FAVOR OF COMPANY

Section 11.1 Early Termination of Lease Agreement. The Company shall have the option to terminate this Lease Agreement at any time upon filing with the Agency a certificate signed by an Authorized Representative of the Company stating the Company's intention to do so pursuant to this Section and stating the date upon which such payments required by Section 11.2 hereof shall be made (which date shall not be less than forty five (45) nor more than 90 days from the date such certificate is filed) and upon compliance with the requirements set forth in Section 11.2 hereof.

Section 11.2 Conditions to Termination of Lease Agreement. In the event of the termination or expiration of this Lease Agreement in accordance with the provisions of Sections 4.2, 10.2 or 11.1 hereof, the Company shall make or cause to be made the following payments:

(a)         To the Agency or the Taxing Authorities, as appropriate pursuant to Section 5.1 hereof: all PILOT Payments due and payable hereunder as of the date of the termination or expiration of this Lease Agreement;

(b)         To the Agency: the purchase price with respect to the Facility Equipment of one dollar ($1.00);

(c)         To the Agency: all amounts due and payable under Section 5.4 hereof;

(d)         To the Agency: an amount certified by the Agency to be sufficient to pay all unpaid fees and expenses of the Agency incurred under the Agency Documents; and

(e)         To the appropriate Person: an amount sufficient to pay all other fees, expenses or charges, if any, due and payable or to become due and payable under the Company Documents.

Section 11.3 Conveyance on Termination. At the closing of any expiration or termination of the Lease Agreement, the Agency shall, upon receipt of the amounts payable pursuant to Section 11.2 hereof, deliver to the Company all necessary documents (i) to terminate this Lease Agreement and the Company Lease and to convey the Facility Equipment to the Company, subject in each case only to the following: (A) any Liens to which leasehold estate or title to such Property was subject when conveyed to the Agency, (B) any Liens created at the request of the Company, to the creation of which the Company consented or in the creation of which the Company acquiesced, (C) any Permitted Encumbrances, and (D) any Liens resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Lease Agreement or arising out of an Event of Default hereunder; and (ii) to release and convey to the Company all of the Agency's rights and interest in and to any rights of action or any Net Proceeds of insurance or Condemnation awards with respect to the Company Facility (but not including any Unassigned Rights). At the closing of any expiration or termination of the Lease Agreement, and unless otherwise waived by the Agency, as a condition to such termination or expiration, the Company shall request each Lender to release the Agency from any Mortgage and any other Loan Documents to which it is a party in writing and cause such releases to be recorded as applicable.

ARTICLE XII

LENDER PROVISIONS

Section 12.1 Subordination of Lease Agreement. This Lease Agreement and any and all modifications, amendments, renewals and extensions thereof is subject and subordinate to any Mortgage which may be granted by the Agency and the Company on the Company Facility or any portion thereof and to any and all modifications, amendments, consolidations, extensions, renewals, replacements and increases thereof

Section 12.2 Mortgage and Pledge of Agency's Interests to Lender. The Agency shall at the request of, and at the sole cost and expense of, the Company (i) mortgage its interest in the Company Facility, and (ii) pledge and assign its rights to and interest in this Lease Agreement (other than Unassigned Rights) to the Lender as security for the payment of the principal of and interest on the Loan, in each case in accordance with the provisions attached hereto as Exhibit D. The Company hereby acknowledges and consents to such mortgage, pledge and assignment by the Agency. Notwithstanding the foregoing, all indemnities herein contained shall, subsequent to such mortgage, pledge and assignment, continue to run to the Agency for its benefit.

Section 12.3 Pledge of Company's Interest to Lender. The Company shall have the right to pledge and assign its rights to and interest in this Lease Agreement and the Plans and Specifications to any Lender as security for the payment of the principal of and interest on the Loan. The Agency hereby acknowledges and consents to any such pledge and assignment by the Company.

Section 12.4 Making of Loans; Disbursement of Loan Proceeds. The Agency acknowledges that the Company may request one or more Lenders to make one or more loans to finance and refinance the costs of the acquisition of the Company Facility and/or the Project Work or to reimburse the Company for the cost of acquiring the Company Facility and/or the Project Work (the "Loan"). Proceeds of such Loan shall be disbursed by such Lender in accordance with the provisions of the Mortgage or other related documentation applicable to such Loan.

Provided that the Agency shall have received the notice of the name and address of a Lender, the Agency agrees that simultaneously with its giving of any notice under this Lease Agreement (each a "Notice"), it will send a copy of such Notice to each Lender. Each Notice shall be sent to each Lender in the manner provided herein at the address provided to the Agency by each Lender for such purpose. Each such Lender may change such address from time to time by written notice to the Agency in accordance herewith. The Agency shall reasonably cooperate with the Company in connection with the granting or modification by the Company of any Mortgage. Such cooperation shall include, without limitation, the execution and delivery of such documents and instruments in connection with a Mortgage as the Company or the Lender may reasonably request (the "Loan Documents"), provided that such documents and instruments shall contain the language set forth in Exhibit D attached hereto and made a part hereof. The Company shall perform or cause to be performed for and on behalf of the Agency, and at the Company's sole cost and expense, each and every obligation of the Agency under and pursuant to such instruments.

Section 12.5 References to Lender, Loan or Mortgage. All references herein to Lender, Loan or Mortgage or other similar words, whether in the singular or the plural, may be in anticipation of future Loans to be made by future Lenders. Such references shall only be effective if such Loans have been made and are still outstanding. If such Loans are never made or have been repaid, such references shall not be of any force or effect.

ARTICLE XIII

ENVIRONMENTAL MATTERS

Section 13.1 Environmental Representations of the Company. Except as otherwise shown on Exhibit H attached hereto, the Company hereby represents and warrants to the Agency that:

(a)         Neither the Facility nor, to the best of Company's knowledge, any property adjacent to or within the immediate vicinity of the Facility is being or has been used in violation of any applicable Environmental Law for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste management or disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products.

(b)         Underground storage tanks are not and have not been located on the Facility.

(c)         The soil, subsoil, bedrock, surface water and groundwater of the Facility are free of Hazardous Substances, in violation of Environmental Law, other than any such substances that occur naturally.

(d)         There has been no Release or threat of a Release of any Hazardous Substance in violation of any applicable law on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on or at the Facility, and the Company has not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Facility or any property adjacent to or within the immediate vicinity of the Facility or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility in violation of any applicable law.

(e)         All Environmental Permits necessary for the Project Work and the ownership, use or operation of the Facility have been obtained and are in full force and effect.

(f)         No event has occurred with respect to the Facility which, with the passage of time or the giving of notice, or both, would constitute a violation of or non-compliance with any applicable Environmental Law or Environmental Permit.

(g)         There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future construction, renovation, equipping, ownership, use, operation, sale, transfer or conveyance of the Facility which require any change in the present condition of the Facility or any work, repairs, construction, containment, clean up, investigations, studies, removal or remedial action or capital expenditures in order for the Facility to be in compliance with any applicable Environmental Law or Environmental Permit.

(h)         There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or remedy that arise out of, relate to or result from (i) conditions of the Environment at, on or in the vicinity of the Facility, (ii) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit with respect to the Facility, (iii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility or (iv) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Facility, the Project Work or the ownership, use, operation, sale, transfer or conveyance of the Facility.

Section 13.2 Environmental Covenants of the Company. The Company hereby covenants and agrees with the Agency as follows:

(a)         The Company shall perform the Project Work and use, operate and manage the Company Facility in accordance with all applicable Environmental Laws and Environmental Permits, and shall cause all operators, tenants, subtenants, licensees and occupants of the Company Facility to perform the Project Work and to use, operate and manage the Company Facility in accordance with any applicable Environmental Laws and Environmental Permits, and shall not cause, allow or permit the Company Facility or any part thereof to be operated or used for the storage, treatment, generation, transportation, processing, handling, production, management or Disposal of any Hazardous Substances other than in accordance with all applicable Environmental Laws and Environmental Permits.

(b)         The Company shall obtain and comply with, and shall cause all contractors, subcontractors, operators, tenants, subtenants, licensees and occupants of the Company Facility to obtain and comply with, all Environmental Permits, if any.

(c)         The Company shall not cause or permit any change to be made in the present or intended Project Work or use or operation of the Company Facility which would (i) involve the storage, treatment, generation, transportation, processing, handling, management, production or disposal of any Hazardous Substance other than in accordance with any applicable Environmental Law, or the Project Work or use or operation of the Company Facility as a landfill or waste management or disposal site or for manufacturing or industrial purposes or for the storage of petroleum or petroleum based products other than in accordance with any applicable Environmental Law, (ii) violate any applicable Environmental Law, (iii) constitute a violation or non-compliance with any Environmental Permit or (iv) increase the risk of a Release of any Hazardous Substance.

(d)         The Company shall promptly provide the Agency with a copy of all notifications which the Company gives or receives with respect to conditions of the Environment at or in the vicinity of the Company Facility, any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Company Facility or any property adjacent to or within the immediate vicinity of the Company Facility. If the Company receives or becomes aware of any such notification which is not in writing or otherwise capable of being copied, the Company shall promptly advise the Agency of such verbal, telephonic or electronic notification and confirm such notice in writing. Furthermore, upon the Company's discovery thereof, the Company shall promptly advise the Agency in writing of: (i) the presence of any Hazardous Substance on, under or about the Company Facility of which the Agency has not previously been advised in writing; (ii) any remedial action taken by, or on behalf of, the Company in response to any Hazardous Substance on, under or about the Company Facility or to any environmental proceedings of which the Company has not previously been advised in writing; and (iii) the occurrence or condition on any real property adjoining or in the vicinity of the Company Facility that could reasonably be expected to cause the Company Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Company Facility under any Environmental Law. The Company shall also provide the Agency with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or control relating to the condition of the Environment at the Company Facility or real property or bodies of water adjoining or in the vicinity of the Company Facility or environmental proceedings promptly upon receipt, completion or delivery of such materials.

(e)         The Company shall undertake and complete all investigations, studies, sampling and testing and all removal or remedial actions necessary to contain, remove and clean up all Hazardous Substances that are or may become present at the Company Facility and are required to be removed and/or remediated in accordance with all applicable Environmental Laws and all Environmental Permits. All remedial work shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer, (ii) pursuant to a detailed written plan for the remedial work approved by any public or private agencies or persons with a legal or contractual right to such approval, (iii) with such insurance coverage pertaining to liabilities arising out of the remedial work as is then customarily maintained with respect to such activities, and (iv) only following receipt of any required permits, licenses or approvals. In addition, the Company shall submit, or cause to be submitted, to the Agency, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other remedial work contracts and similar information prepared or received by or on behalf of the Company in connection with any remedial work, or Hazardous Substances relating to the Company Facility. All costs and expenses of such remedial work shall be paid by or on behalf of the Company, including, without limitation, the charges of the remedial work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the remedial work and the Agency's out-of-pocket costs incurred in connection with monitoring or review of such remedial work. The Agency shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any environmental proceedings.

(f)         If at any time the Agency obtains any notice or information that the Company or the Company Facility, or the use or operation thereof or the Project Work may be in violation of an Environmental Law or in non-compliance with any Environmental Permit or standard, the Agency may require that a full or supplemental environmental inspection and audit report with respect to the Facility of a scope and level of detail reasonably satisfactory to the Agency be prepared by a professional environmental engineer or other qualified environmental scientist acceptable to the Agency, at the Company's sole cost and expense. Said audit may, but is not required to or limited to, include a physical inspection of the Company Facility, a records search, a visual inspection of any property adjacent to or within the immediate vicinity of the Company Facility, personnel interviews, review of all Environmental Permits and the conducting of scientific testing. If necessary to determine whether a violation of an Environmental Law exists, such inspection shall also include subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If said audit report indicates the presence of any Hazardous Substance or a Release or Disposal or the threat of a Release or Disposal of any Hazardous Substance on, at or from the Company Facility in violation of any applicable law, the Company shall promptly undertake and diligently pursue to completion all necessary, appropriate investigative, containment, removal, clean-up and other remedial actions required by any Environmental Law, in accordance with Section 13.2(e) above. The Company hereby consents to the Agency notifying any party under such circumstances of the availability of any or all of the environmental reports and the information contained therein. The Company further agrees that the Agency may disclose such environmental reports to any governmental agency or authority if they reasonably believe that they are required to disclose any matter contained therein to such agency or authority; provided that the Agency shall give the Company at least forty-eight (48) hours prior written notice before so doing. The Company acknowledges that the Agency cannot control or otherwise assure the truthfulness or accuracy of the environmental reports, and that the release of the environmental reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Company Facility may have a material and adverse effect upon the amount which a party may bid at such sale. The Company agrees that the Agency shall not have any liability whatsoever as a result of delivering any or all of the environmental reports or any information contained therein to any third party if done in good faith, and the Company hereby releases and forever discharges the Agency from any and all claims, damages, or causes of action arising out of, connected with or incidental to the delivery of environmental reports.

Section 13.3 Survival Provision. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and indemnifications of the Company contained in this Article XIII shall survive any termination, conveyance, assignment, subleasing or defeasance of any right, title or interest of the Company in and to the Company Facility or in, to or under the Lease Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices. All notices, certificates and other communications hereunder shall be in writing and shall be either delivered personally or sent by certified mail, return receipt requested, or delivered by any national overnight express delivery service (in each case, postage or delivery charges paid by the party giving such communication) addressed as follows or to such other address as any party may specify in writing to the other:

To the Agency:

Town of Islip Industrial Development Agency 40 Nassau Avenue

Islip, New York 11751

Attention: Executive Director

With a copy to:

Islip Town Attorney's Office

40 Nassau Avenue

Islip, New York 11751

Attention: Taryn Jewell, Esq.

To the Company:

FAE Holdings 411519R, LLC

355 South Technology Drive

Central Islip, New York 11722

Attention: Manager

With a copy to:

Ruskin Moscou Faltischek, P.C.

East Tower, 15th Floor

1425 RXR Plaza

Uniondale, New York 11556

Attention: Benjamin Weinstock, Esq.

Notice by mail shall be effective when delivered but if not yet delivered shall be deemed effective at 12:00 p.m. on the third Business Day after mailing with respect to certified mail and one Business Day after mailing with respect to overnight mail.

Copies of all notices given either to the Agency or to the Company shall also be sent to any Lender, if such Lender shall have delivered written instructions to the Agency and the Company with the address of such Lender pursuant to Section 12.4 hereof

Section 14.2 Binding Effect. This Lease Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

Section 14.3 Severability. In the event any provision of this Lease Agreement shall be held illegal, invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 14.4 Amendments, Changes and Modifications. This Lease Agreement may not be amended, changed, modified, altered or (except pursuant to Section 10.2 hereof) terminated except in a writing executed by the parties hereto.

Section 14.5 Execution of Counterparts. This Lease Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 14.6 Applicable Law. This Lease Agreement shall be governed exclusively by the applicable laws of the State without regard or reference to its conflict of laws principles.

Section 14.7 List of Additional Facility Equipment; Further Assurances. Upon the Completion Date with respect to the Company Facility and the installation of all of the Facility Equipment therein, the Company shall prepare and deliver to the Agency, a schedule listing all of the Facility Equipment not previously described in this Lease Agreement. If requested by the Agency, the Company shall thereafter furnish to the Agency, within sixty (60) days after the end of each calendar year, a schedule listing all of the Facility Equipment not theretofore previously described herein or in the aforesaid schedule.

Section 14.8 Survival of Obligations. This Lease Agreement shall survive the performance of the obligations of the Company to make the payments required by Section 4.3, and all indemnities shall survive the foregoing and any termination or expiration of this Lease Agreement.

Section 14.9 Table of Contents and Section Headings Not Controlling. The Table of Contents and the headings of the several Sections in this Lease Agreement have been prepared for convenience of reference only and shall not control or affect the meaning of or be taken as an interpretation of any provision of this Lease Agreement.

Section 14.10 Waiver of Trial by Jury. The parties do hereby expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Lease Agreement or the Facility or any matters whatsoever arising out of or in any way connected with this Lease Agreement.

Section 14.11 No Liability of Agency.

(a)         Neither the Agency, nor any member, officer, agent, servant or employee of the Agency, nor a successor in interest to any of the foregoing, shall be under any personal liability with respect to any of the provisions of this Lease Agreement or any other Agency Document or any matter arising out of or in connection with this Lease Agreement, or any other Agency Document, or the Company's or any other person's occupancy or use of the Facility, and in the event of any breach or default with respect to the Agency's obligations under this Lease Agreement or any claim arising out of or in connection with this Lease Agreement or the Company's or any other person's occupancy or use of the Facility, the Company's sole remedy shall be an action or proceeding to enforce such obligation, or for specific performance, injunction or declaratory judgment, and the Company hereby waives any right to recover from, and releases, the Agency, its members, officers, agents and employees from any and all monetary damages, whether known, unknown, foreseeable, unforeseeable, ordinary, extraordinary, compensatory or punitive, and in no event shall the Company attempt to secure any personal judgment against the Agency or any of the Agency's members, officers, agents or employees, or successors thereto.

(b)         The approval, consent, determination, opinion or judgment of the Agency or any agent or employee of the Agency shall not be construed as such person's endorsement, warranty or guarantee of the matter at issue or the manner or means of accomplishing same or the benefit thereof; in no event shall actions of such party replace, or act as or on behalf of, the requesting parties, its agents, servants or employees.

Section 14.12 Recordation. This Lease Agreement shall not be recorded by either party hereto. The Agency, at the sole expense and effort of the Company, shall cause a memorandum of lease with respect hereto to be recorded in the office of the Suffolk County Clerk.

(Remainder of Page Intentionally Left Blank - Signature Pages Follow)

IN WITNESS WHEREOF, the Agency and the Company have caused this Lease Agreement to be executed in their respective names by their duly authorized representatives, all as of the day and year first above written.

TOWN OF ISLIP INDUSTRIAL DEVELOPMENT AGENCY By:_______________________ Name: John G. Walser Title: Executive Director

STATE OF NEW YORK)

:     SS.:

COUNTY OF NASSAU )

On the __ day of July in the year 2021, before me, the undersigned, personally appeared John G. Walser, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person or entity on behalf of which the individual acted, executed the instrument.

_________________________________ Notary Public

Signature Page to Lease Agreement

FAE HOLDINGS 411519R, LLC By: _________________________ Name: Thomas McNeill Title: Manager

STATE OF NEW YORK )

:     SS.:

COUNTY OF SUFFOLK )

On the __ day of July in the year 2021, before me, the undersigned, personally appeared Thomas McNeill, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person or entity on behalf of which the individual acted, executed the instrument.

_________________________________ Notary Public